File Pursuant to Rule 424(b) (3)
Registration No. 333-134006
Prospectus
Up To 800,000 Shares of
Common Stock
(Minimum Purchase: 1,000 shares for new investors or 700 shares for existing shareholders)
     Mountain Valley Bancshares, Inc. is selling up to 800,000 shares of its common stock for $15.00 per share. The minimum purchase for any investor is 1,000 shares (700 shares for existing shareholders) and the maximum purchase for any investor is 43,750 shares, unless we, in our sole discretion, accept subscriptions for a lesser or greater amount. This offering will terminate 90 days following the date of this prospectus (i.e., October 25, 2007) or when all of the shares of common stock are sold, whichever occurs first.
     We commenced this offering in August, 2006. From the commencement of this offering through the date of this prospectus, the shares were offered and sold by our directors and officers on a “best efforts” basis without compensation. Through the date of this prospectus, 442,995 of the 800,000 shares we are offering have been sold. Beginning on the date of this prospectus, the shares will be sold by our directors and officers and by our sales agent, SAMCO Capital Markets, Inc. SAMCO has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require sales to be made through a registered broker-dealer. SAMCO will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution.
     There is no minimum number of shares we must sell in this offering. The proceeds from this offering will be immediately available to us regardless of the number of shares we sell. There is no established market for our common stock and we do not expect an established market to develop following this offering.

		Maximum Total
	Per Share	800,000 shares
Public Offering Price	$15.00	$12,000,000
Sales Agency Fee (1)	$0.75	$267,754
Proceeds to Mountain Valley Bancshares (2)	$14.25	$11,732,246

(1)	The per share amount of the sales agency fees applies to all shares sold after the date of this prospectus. The total sales agency fee is calculated based on a 5% fee on the 357,005 shares that remain available to be sold in this offering as of the date of this prospectus.

(2)	These amounts are net of the sales agency fee but before other offering expenses, which are not expected to exceed $100,000.

     Investing in our common stock involves a high degree of risk which is described in the “Risk Factors” section beginning on page 3 of this prospectus.

     These securities are not deposits, accounts or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 27, 2007

i

ii

Summary
     The summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and the financial statements, before making an investment decision.
In General
     Mountain Valley Bancshares, Inc. is a holding company for Mountain Valley Community Bank, a Georgia state-chartered bank. Mountain Valley Community Bank received its Georgia banking charter in 2004 and opened for business on May 4, 2004. Mountain Valley Bancshares, Inc. was incorporated in 2004 as a Georgia corporation to serve as the holding company for Mountain Valley Community Bank. Mountain Valley Bancshares owns 100% of the outstanding capital stock of Mountain Valley Community Bank.
     Our executive office is located at 136 North Main Street, Cleveland, Georgia 30528. Our telephone number is (706) 348-6822. The main office of our bank subsidiary is also located at 136 North Main Street, Cleveland, Georgia 30528. In the fall of 2006 we opened a loan production office in Jefferson, Georgia. We also opened a full-service branch in the Clermont area of Hall County, Georgia in April 2007. We intend to convert our loan production office in Jefferson into a full-service branch during 2007. This conversion would require a relocation of the branch, which as of the date of this prospectus has not yet been identified, and regulatory approval. Our bank’s website address is www.mvcbank.com. Information on the website does not constitute part of this prospectus. You should rely only on information contained in this prospectus in deciding whether to invest in our common stock.
Market and Competition
     Our service area covers various counties located in the Northeastern part of Georgia including White, Lumpkin, Hall, Habersham and Jackson Counties. We encounter vigorous competition from other commercial banks, savings and loan associations and other financial institutions and intermediaries in our service area. We compete with other banks in our primary service area in obtaining new deposits and accounts, making loans, obtaining branch banking locations and providing other banking services. Many of the interstate financial organizations that compete in our market engage in regional, national or international operations and have substantially greater financial resources than we do. We expect that competition will remain intense in the future. However, we believe that our personalized service enables us to compete favorably with larger financial institutions in our target market of small- to medium-sized businesses and individuals.
Lending Policy
     Our lending business consists principally of making loans to small- and medium-sized businesses and to their owners, officers and employees; loans to independent single-family residential contractors; and loans to individual consumers. Our loan portfolio as of December 31, 2006 consisted of approximately 33.6% real estate construction loans, 56.6% other real estate loans, 7.4% commercial loans and 2.5% consumer installment and other loans.
Deposits
     Our primary sources of deposits are residents of, and businesses located in, White County and to a lesser extent the surrounding counties of Lumpkin, Hall and Habersham. Our deposit mix as of December 31, 2006 consisted of approximately 6.6% non interest-bearing demand deposits, 28.9% interest-bearing demand and savings and 64.5% time deposits.

The Offering

Common stock offered	Up to 800,000 shares of common stock, no par value, of Mountain Valley Bancshares, Inc.

Common stock outstanding after this offering*	Up to 2,320,514 shares (based on the number of shares outstanding as of the date of this prospectus).

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital to expand our business. See “Use of Proceeds” (page 8). Because there is no minimum number of shares that must be sold in this offering, all funds collected will be immediately available to us.

*	The number of shares that will be outstanding after the offering is based on the actual number of shares outstanding as of the date of this prospectus. It excludes outstanding options to purchase 156,455 shares of common stock at a weighted-average exercise price of $8.14 per share and outstanding warrants to purchase 262,500 shares of common stock at an exercise price of $8.00 per share as of the date of this prospectus.
Minimum Purchase Amount
     Any investor must purchase at least 1,000 shares of common stock (700 shares for existing shareholders) to participate in this offering. However, we may, in our sole discretion, accept a subscription for a lesser number of shares.
Risks
     An investment in our common stock involves a significant degree of risk due to factors such as:
•	our limited operating history;

•	our establishment of the offering price of $15.00 per share;

•	our common stock not being actively traded; and

•	our never declaring or paying dividends on our common stock and our lack of assurance that we will be able to declare and pay dividends in the foreseeable future.
     Prior to making an investment decision, you should read carefully the “Risk Factors” section that follows for a discussion of specific risks related to an investment in our common stock.

Risk Factors
     An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all of the information set forth in this prospectus and, in particular, the following “risk factors.” Our business, financial condition and results of operations could be harmed by any of the following risks, or other risks which have not been identified or which we believe are immaterial or unlikely.
     If we do not maintain profitability, you may lose all or part of your investment.
     2006 was the first year in which we earned a profit. Through December 31, 2006 we had incurred cumulative losses of approximately $422,000. New banks generally incur substantial start-up expenses and are rarely profitable in the early stages of their existence. We are no exception. Although we started to earn profits in 2006, we may not be able to continue this trend. Any failure on our part to maintain profitability on a sustained basis would have a material and adverse effect on the value of your investment.
     The markets for our services are highly competitive and we face substantial competition.
     The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in White County, Georgia and its neighboring counties. Many of these competing institutions have greater resources than we have. Specifically, many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. We are also subject to lower lending limits than our larger competitors. Increased competitive pressures has been one effect of the Gramm-Leach-Bliley Act described below under “Business-Supervision and Regulation” (page 37). This competition could result in a decrease in loans we originate and could negatively affect our results of operations.
     In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in either attracting fewer deposits or increasing our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.
     Changes in interest rates could have an adverse effect on our income.
     Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Changes in interest rates also can affect the value of our loans. An increase in interest rates could adversely affect our borrowers’ ability to pay the principal or interest on our loans. This may lead to an increase in our non-performing assets and could have a material and negative effect on our results of operations.
     Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.
     Because a significant portion of our loan portfolio is secured by real estate, any negative developments affecting real estate may harm our business.
     A significant portion of our loan portfolio consists of commercial loans that are secured by various types of real estate as collateral, as well as real estate loans on commercial properties. Because these loans rely on real estate as collateral, either totally in the case of real estate loans or partially in the case of commercial loans secured by real estate, they are sensitive to economic conditions and interest rates. Real estate lending also presents additional credit related risks, including a borrower’s inability to pay and deterioration in the value of real estate held as collateral.
     We have a significant amount of construction loans. These loans are subject to additional risks unique to the building industry that could negatively affect our net income.
     Historically, our loan portfolio has included a significant number of construction loans consisting of one-to-four family residential construction loans, commercial construction loans and land loans for residential and commercial development. As of December 31, 2006, approximately one-third of our total loan portfolio was in acquisition and development and construction loans. In addition to the risk of nonpayment by borrowers, construction lending poses additional risks in that:
•	land values may decline;

•	developers or builders may fail to complete or develop projects;

•	municipalities may place moratoriums on building;

•	developers may fail to sell the improved real estate;

•	there may be construction delays and cost overruns;

•	collateral may prove insufficient; or

•	permanent financing may not be obtained in a timely manner.
Any of these conditions could negatively affect our net income and our financial condition.
     We occasionally purchase non-recourse loan participations from other banks based on information provided by the selling bank.
     From time to time we will purchase loan participations from other banks in the ordinary course of business, usually without recourse to the selling bank. This may occur during times when we are experiencing excess liquidity in an effort to improve our profitability. As of December 31, 2006, we had purchased $13.3 million in loan participations. The total principal amount of these participations comprised approximately 15.7% of our loan portfolio. When we do purchase loan participations we apply the same underwriting standards as we would to loans that we directly originate and seek to purchase only loans that would satisfy these standards. In applying these standards, we rely to some extent on information provided to us by the selling bank. Therefore, to the extent this information does not accurately reflect the value of any collateral or the financial status of the borrower, we may experience a loss on these loans. In such cases we will take commercially reasonable steps to minimize our loss.
     If our allowance for loan losses is not adequate to cover actual losses, our net income may decrease.
     We are exposed to the risk that our customers will be unable to repay their loans in a timely fashion and that collateral securing the payment of loans may be insufficient to assure repayment. Borrowers’ inability to repay their loans could erode our bank’s earnings and capital. We maintain an allowance for loan losses to cover loan defaults. We base our allowance for loan losses on various assumptions and judgments regarding the collectability of loans, including our prior experience with loan losses, as well as an evaluation of the risks in our loan portfolio. We maintain this allowance at a level we consider adequate to absorb anticipated losses. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control. We do not currently anticipate any material increase in loan losses over the remainder of this year. The allowance, however, is maintained at a level management feels is adequate given known circumstances and could be inadequate in the event of prolonged local economic stress.
     Actual losses may exceed our estimates and we may have to increase the allowance for loan losses. This would cause us to increase our provision for loan losses, which would decrease our net income. Further, state and federal regulatory agencies, as an integral part of their examination process, review our loans and our allowance for loan losses. Regulators, when reviewing our loan portfolio, may require us to increase our allowance for loan losses, which would negatively affect our net income. There may be unidentified risk present in our loan portfolio due to its rapid growth and relatively young age.

     Since opening, our bank’s net loan portfolio has grown from zero to $83.6 million as of December 31, 2006. Continued rapid growth in the loan portfolio of this magnitude has the potential to strain our bank’s administrative capabilities, which may result in losses that are, at present, unidentified. Also, given the relatively young age of our loan portfolio, there may be unidentified risk since problems related to loan collections typically do not become evident until some degree of seasoning occurs.
     If economic conditions in White County, Georgia and its surrounding areas deteriorate, our business may be negatively affected.
     Our success depends on the general economic conditions of the markets we serve. Our operations are concentrated in White County, Georgia, and to a lesser extent in the surrounding counties of Lumpkin, Hall and Habersham. If economic conditions in our market area are unfavorable or deteriorate, the number of borrowers that are unable to repay their loans on a timely basis could increase. This is particularly true for us because many of our borrowers are small businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, their ability to repay loans may be especially adversely affected during economic down-turns. This could lead to higher rates of loss and loan payment delinquencies.
     Losing key personnel will negatively affect us.
     Competition for personnel is stronger in the banking industry than in many other industries, and we may not be able to attract or retain the personnel we require to compete successfully. We currently depend heavily on the services of our chief executive officer, Marc J. Greene, and a number of other members of our senior management team. Mr. Greene is bound by an employment agreement that has an initial term expiring on February 2, 2009. However, nothing in the contract prevents Mr. Greene from leaving us. Losing Mr. Greene’s services or those of other members of senior management could affect us in a material and adverse way. Furthermore, we do not carry key man insurance on Mr. Greene. Our success will also depend on attracting and retaining additional qualified management personnel.
     You could have difficulty selling your shares since it is unlikely that an active trading market will develop after this offering.
     There has been no public trading market for our common stock. We do not intend to list our stock on a securities exchange or other organized market. Therefore, an active trading market is not likely to develop after the offering. For this reason, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. You should carefully consider the limited liquidity of your investment before purchasing any shares of common stock in this offering.
     The offering price was arbitrarily determined and therefore may not be indicative of resale value.
     The offering price of $15.00 was arbitrarily determined by the board of directors based on a number of factors including current information regarding our financial conditions and prospects, and may not be indicative of resale value. Our common stock’s recent trading prices were considered. However, because our common stock has only been thinly traded in privately negotiated transactions, this was only one of several factors that the board of directors considered in establishing the offering price.
     This offering may negatively affect our return on equity.
     Our 2007 return on equity will likely be inversely related to the size of this offering. This is primarily caused by the delay between the time that we receive capital through the sale of common stock and the time that our bank can successfully deploy the capital into earning assets such as loans.
     We have not paid dividends on our common stock.
     We have never declared or paid cash dividends on our common stock. Instead, we have applied all earnings to developing and expanding our business. We cannot assure that we will be able to pay dividends in the future. In addition, our ability to pay dividends is subject to regulatory limitations.
     We have a limited operating history.
     We opened for business only three years ago. Although we have grown very rapidly, we have a relatively short operating history and we may not continue to perform as well in the future as we have in the past.

     We encounter technological change continually and have fewer resources than many of our competitors to invest in technological improvements.
     The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our success will depend in part on our ability to address our customers’ needs by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers.
     Our directors and executive officers own a significant amount of our common stock.
     As of June 30, 2007, our directors and executive officers beneficially owned 859,430 shares (approximately 37% of our outstanding common stock). Our directors and executive officers have purchased 147,717 shares in this offering. We do not expect that they will purchase any more shares in this offering. Therefore, we expect that our directors and executive officers will beneficially own approximately 32% of our outstanding stock if we sell all of the shares we are offering. As a result of such ownership, the ability of other subscribers as a group to effectively exercise control over the election of directors and thereby exercise control over the supervision of the management or our business is limited.
     We are subject to significant government regulations, including new legislation, that affect our operations and may result in higher operating costs or increased competition for us.
     Our success will depend not only on competitive factors, but also on state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting us may change at any time, and these changes may adversely affect our business. We are subject to extensive regulation by the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation, and the Georgia Department of Banking and Finance. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators.
     We are also subject to various federal securities laws, including corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002. In particular, we will be required to include management and auditor reports on internal controls as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of the Sarbanes-Oxley Act. We expect to begin the process of evaluating our controls, including compliance with the SEC rules on internal controls, in the near future, and expect to spend significant amounts of time and money on compliance with these rules. We may not be able to complete our assessment of our internal controls in a timely manner. Our failure to comply with these internal control rules may materially and adversely affect our ability to obtain the necessary certifications to our financial statements, and the values of our securities.
     We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our bank, others will increase our costs of doing business and could assist our competitors, some of which are not subject to similar regulation.
     The exercise of warrants and stock options will dilute your ownership interest.
     Our directors, employees and warrant holders may exercise their warrants or options to purchase common stock, which would dilute your proportionate ownership interest. In connection with our bank’s initial organization in 2004, it issued 262,500 warrants to our directors and 253,000 warrants to the purchasers of common stock in the bank’s initial offering. The director and subscriber warrants are exercisable for 10 and three years, respectively, from the grant date and originally entitled the holder to purchase one share of the bank’s common stock at $8.00 per share. We assumed these warrants when we acquired our bank in 2005 in connection with a holding company reorganization, which means that each warrant now entitles the holder to purchase one share of our common stock at $8.00 per share.
     As of March 31, 2007, 262,500 of the director warrants and 195,476 of the subscriber warrants remain outstanding. Of the 195,476 subscriber warrants that were outstanding, 191,850 were exercised during the second quarter of 2007 and 3,626 expired unexercised. In addition, there were 156,455 outstanding options to purchase our common stock as of March 31, 2007 at a weighted average exercise price of $8.14. We have a stock option plan pursuant to which we may grant options to acquire an additional 97,901 shares of our common stock on a discretionary basis at an exercise price at least equal to the market price on the date of the grant.
     The exercise of existing and future warrants and stock options will dilute your proportionate ownership interest. In addition, holders of the warrants and stock options will be able to profit, at the expense of other shareholders, from any rise in the market value of our common stock or any increase in our net worth. The existence of the warrants and stock options could also adversely affect the terms on which we are able to obtain additional capital.
     We may not be able to raise additional capital on terms favorable to us.
     In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price at which we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.
     Our board of directors is authorized to issue additional shares of common stock which, if issued, may dilute your ownership interest and reduce the market price of our common stock.
     Our board of directors is authorized by our articles of incorporation to issue additional shares of common stock without the consent of our shareholders and without first offering these shares to our existing shareholders. If we issue additional shares of common stock after the close of the offering, your percentage interest would be diluted and the market price of the common stock might be reduced. Other than the issuance of common stock subject to warrants and options, we do not have any current plans to issue shares of common stock after the close of the offering.
Cautionary Statement about Forward-Looking Statements
     This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words “estimate,” “project,” “intend,” “believe” and “expect” and similar expressions identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of this information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover and we have no obligation to update or revise any of these forward-looking statements.
     These and other statements, which are not historical facts, are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described in “Risk Factors” (page 3).
The Offering
Maximum Offering/Minimum and Maximum Investment
     We will offer a maximum of 800,000 shares of common stock in this offering. The minimum purchase for any investor is 1,000 shares of common stock (or 700 shares if you are an existing shareholder), unless we, in our sole discretion, accept a subscription for a lesser number of shares. The maximum purchase for any investor is 43,750 shares of common stock, unless we, in our sole discretion, accept a subscription for a greater number of shares.

Purchases by Directors and Officers
     Our directors and officers have purchased 147,717 shares in this offering. We do not expect that they will purchase any more shares in this offering. Our directors and officers have represented to us that their purchases will be for investment intent.
Subscription
     As indicated below under “How to Subscribe,” upon execution and delivery of a subscription agreement for shares of the common stock, subscribers will be required to deliver to us a check in an amount equal to $15.00 times the number of shares subscribed for. All subscriptions are subject to immediate acceptance in our discretion.
Company Discretion
     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part. In determining which subscriptions to accept, we intend to give preference to investors who have indicated an interest in becoming bank customers. We also reserve the right to accept subscriptions on a prorated basis if we receive subscriptions for more than 800,000 shares. We will notify all subscribers whether their subscriptions have been accepted. With respect to any subscriptions that we do not accept in whole or in part, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.
Offering Period
     The offering period for the shares will terminate 90 days following the date of this prospectus (i.e., October 25, 2007) or when all of the shares of common stock are sold, whichever occurs first. The date on which this offering ends is referred to in this prospectus as the “expiration date.” We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions will provide adequate capitalization for us and our banking subsidiary.
Plan of Distribution
     Offers and sales of the common stock will be made by our directors and officers and by SAMCO Capital Markets, Inc. as our sales agent. Our directors and officers will offer and sell the common stock on a “best efforts” basis without compensation. Our officers and directors intend to market the shares directly to our existing shareholders, customers of our subsidiary bank, and personal contacts. Our officers and directors plan to market these parties through personal and telephonic contact and by delivering offering information through the mail. We may also place a so-called “tombstone” advertisement in one or more local newspapers.
     We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 because they will not receive compensation for these efforts, their activities in connection with the offering will be in addition to their other duties, and they will satisfy the other requirements of Rule 3a4-1. We also believe that these officers and directors will not be deemed to be statutory underwriters under Section 2(a)(11) of the Securities Act of 1933.
     We have also entered into an agreement with SAMCO to act as our sales agent for this offering. SAMCO is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. SAMCO will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. We have agreed to pay SAMCO a sales commission fee equal to 5% of the gross proceeds of all sales after the date of this prospectus. We have also agreed to pay SAMCO consulting fees on a monthly basis during the term of this offering which we estimate to be $100,000. If we complete the offering, these consulting fees will be offset against the sales commission fees paid at the closing of the offering. In addition, we will reimburse SAMCO for its reasonable expenses, which we estimate to be $50,000.
     SAMCO has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require all sales to be made through a registered broker-dealer. We have agreed to pay SAMCO $10,000 for the first state and $2,500 for each additional state.
     SAMCO has not prepared any report or opinion constituting a recommendation to us or to any subscribers for our common stock, nor has SAMCO prepared an opinion as to the purchase price or terms of the offering.

     We have agreed to indemnify SAMCO, and persons who control SAMCO, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that SAMCO may be required to make in respect of these liabilities.
How to Subscribe
     Each prospective investor who desires to purchase at least 1,000 shares (or 700 shares if you are an existing shareholder) must:
1.	Complete, date and execute the subscription agreement that is attached as Exhibit “A” to this prospectus (a loose form is also provided for your convenience).

2.	Make a check payable to “Mountain Valley Bancshares, Inc.” in an amount equal to $15.00 multiplied by the number of shares subscribed for.

3.	Return the completed subscription agreement and check as follows:

By hand, U.S. Mail or overnight delivery to:

Mountain Valley Bancshares, Inc. 136 North Main Street Cleveland, Georgia 30528 Attention: Marc J. Greene, President

4.	Upon our receipt and acceptance of payment for the shares subscribed for, the subscription agreement will become final, binding and irrevocable.
Use of Proceeds
     We will use the proceeds from the sale of shares of the common stock offered by this prospectus to pay the sales agent’s fee, which will not exceed $275,104, to pay other expenses of this offering, which are not expected to exceed $100,000, and for working capital to expand our business. Expansion covers the growth of our assets in existing locations and the building of new locations to serve existing and new markets. We opened a loan production office in Jefferson, Georgia during the fall of 2006. We also opened a full-service branch in the Clermont area within Hall County, Georgia in April 2007. We intend to use part of the net proceeds to convert our loan production office in Jefferson into a full-service branch during 2007. This conversion would require a relocation of the branch, which as of the date of this prospectus has not yet been identified, and regulatory approval. We are also exploring the possibility of opening new offices in other high growth areas in Northern Georgia, although no firm plans have been established at this time.
Capitalization
     The following table sets forth our capitalization as of December 31, 2006, including the effect of 290,037 of the 800,000 shares of common stock being offered that have already been sold as of December 31, 2006. The table also sets forth our pro forma capitalization as of the completion of the offering assuming that 600,000 shares are sold (75% of the total offering) and 800,000 shares are sold (100% of the total offering).

	Actual as of	100%	75%
	December	As	As
	31, 2006	Adjusted	Adjusted
Total debt	$9,074,875	$9,074,875	$9,074,875

Shareholders’ equity:

Common stock, no par value, 5,000,000 shares authorized (1,602,627 shares issued and outstanding as of 12/31/06, 2,112,590 and 1,912,590 shares would be issued and outstanding assuming the percentage of the offering is sold, respectively)(1)	$14,797,474	$22,079,165	$19,229,165

Retained earnings	$421,731)	$(421,731)	$(421,731)

Accumulated other comprehensive loss	$(19,887)	$(19,887)	$(19,887)

Total shareholders’ equity	$14,355,856	$21,637,547	$18,787,547

(1)	Proceeds reduced by estimated sales agent fee of $117,754 if 75% of the shares are sold and $267,754 if 100% of the shares are sold. Proceeds are also reduced by estimated other offering expenses of $100,000.

Market for our Common Equity and Related Shareholder Matters
Market Information
     There has not been an established trading market for our common stock, which has only been traded inactively in private transactions. Therefore, no reliable information is available as to trades of the common stock or as to the prices at which common stock has traded. In determining the offering price of $15.00 we reviewed the weighted-average selling price for known trades during the three-month period proceeding the offering. Since no active market exists, however, we also reviewed price-to-book multiples of similarly-situated financial institutions and applied an average multiple to our per share book value. Based on these methods we believed that $15.00 per share was a fair value for our common stock.
     Management has reviewed the limited information available as to the ranges at which our common stock has been sold. The following table sets forth two fiscal years. Because of the thin trading, the following data regarding the common stock is provided for information purposes only and should not be viewed as indicative of the actual or market value of the common stock. This information has been adjusted to reflect a 5-for-4 stock split on December 16, 2005.

	Number of
	shares traded	High selling price	Low selling price
2007

First Quarter	107,715	$15.00	$15.00
Second Quarter	5,200	$15.00	$15.00

2006

First Quarter	5,416	$16.00	$14.00
Second Quarter	5,350	$15.75	$14.00
Third Quarter	187,023	$15.20	$14.00
Fourth Quarter	116,500	$15.00	$15.00

2005

First Quarter	12,000	$12.80	$10.00
Second Quarter	10,000	$12.80	$8.00
Third Quarter	17,000	$13.60	$8.00
Fourth Quarter	7,683	$13.60	$8.00
     At June 30, 2007, we had 1,963,509 shares of common stock outstanding held by approximately 579 shareholders of record. We also had outstanding warrants and options, as detailed below.
Equity Compensation Plan Information
     The following table sets forth information relating to our outstanding warrants and options as of December 31, 2006.

	Number of
	common shares	Weighted-	Number of
	to be issued upon	average exercise	common shares
	the exercise of	price of	remaining
	outstanding	outstanding	available for
	options	options	future issuance
Equity compensation plans approved by security holders	156,455	$8.23	90,400

Equity compensation plans not approved by security holders*	262,500	$8.00	0

Total	418,955	$8.06	90,400

*	These consist of warrants originally issued by our bank and subsequently assumed by us in connection with the bank’s reorganization into a holding company structure. The figures in the table do not include 211,550 shares that could have been issued as of December 31, 2006 upon the exercise of warrants that were issued by our bank to purchasers of common stock in connection with the bank’s initial offering of common stock (each purchaser of common stock in such offering having received one warrant for every five shares purchased) and assumed by us when the bank reorganized into a holding company. Each of the subscriber warrants entitled the holder to purchase one share of our common stock for $8.00. Since December 31, 2006, 207,924 shares were issued in connection with the exercise of these subscriber warrants. The remainder of the subscriber warrants expired unexercised. Therefore, as of the date of this prospectus, no subscriber warrants are outstanding.
Dividend Policy
     We have never declared or paid dividends and cannot assure that we will be able to pay dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on, among other things, our results of operations, capital requirements, general business conditions, regulatory restrictions on the payment of dividends and other factors our board of directors deems relevant. As a Georgia state bank, Mountain Valley Community Bank is subject to Georgia banking laws and regulations that limit or otherwise restrict the ability of the bank to pay cash dividends. For example, the approval of the Georgia Department of Banking and Finance must be obtained before the bank can pay cash dividends out of retained earnings if (i) the total classified assets at the most recent examination of the bank exceeded 80% of the equity capital, (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after tax but before dividends for the previous calendar year, or (iii) the ratio of equity capital to adjusted assets is less than 6%. In addition, under Federal Reserve policy, we are required to maintain adequate regulatory capital and are expected to act as a source of financial strength to our bank subsidiary and to commit resources to support this subsidiary in circumstances where we might not otherwise do so.

Dilution
     If you invest in our common stock, your interest will be diluted to the extent the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.
     Our net tangible book value as of December 31, 2006, was approximately $14.4 million, or $8.96 per share of common stock. These figures include the effect of 290,037 shares of the 800,000 being offered that had already been sold as of December 31, 2006. After giving effect to our sale of the remaining 509,963 shares of common stock by us since December 31, 2006 at a public offering price of $15.00 per share (including the 357,005 shares that remain available for sale as of the date of this prospectus), and after deducting sales agency fees and other estimated offering expenses, our adjusted net tangible book value as of December 31, 2006 would have been approximately $21.6 million, or $10.24 per share, and an immediate dilution to new investors of $4.76 per share. The following table illustrates the per share dilution to new investors both without and with the effect of our outstanding warrants and options on a pro forma basis as of December 31, 2006. The table presents the pro forma dilution assuming that 600,000 shares are sold (75% of the total offering) and 800,000 shares are sold (100% of the total offering).

	100%	75%
Public offering price per share	$15.00	$15.00

Without effect of warrants and options*:

Net tangible book value per share before remaining offering	$8.96	$8.96

Increase per share attributable to remaining offering	$1.28	$0.86

Net tangible book value per share after the offering	$10.24	$9.82

Dilution per share to new investors in this offering	$(4.76)	$(5.18)

With the effect of warrants & options**:

Net tangible book value per share before remaining offering	$8.70	$8.70

Increase per share attributable to remaining offering	$1.03	$0.68

Net tangible book value per share after the offering	$9.73	$9.38

Dilution per share to new investors in this offering	$(5.27)	$(5.62)

*	Does not consider the effect of our outstanding warrants and options.

**	Assumes that all of our outstanding warrants and options are exercised.

Selected Consolidated Financial Information
     The following summary presents selected financial information as of and for the year’s ended December 31, 2006, 2005 and 2004. We have derived the financial information as of and for the periods ended December 31, 2006, 2005 and 2004 from our audited financial statements and the notes to those financial statements. The summary selected financial data should be read in conjunction with our financial statements and the related notes.

	AS OF AND FOR THE PERIOD ENDED
	DECEMBER 31,
	2006	2005	2004 *
	(DOLLARS AND NUMBERS IN THOUSANDS,
	EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Net interest income	$3,802	$2,288	$386
Provision for loan losses	261	588	354
Non-interest income	334	205	108
Non-interest expense	2,840	2,085	1,688
Income (loss) before taxes	1,035	(180)	(1,549)
Income tax expense	(272)	—	—
Net income (loss)	1,307	(180)	(1,549)

COMMON SHARE SUMMARY:
Basic earnings (losses) per share	$0.95	($0.14)	($1.22)
Diluted earning (losses) per share	$0.79	($0.14)	($1.22)
Book value per share	$8.96	$6.47	$6.70
Weighted average shares	1,371,908	1,272,231	1,247,995

BALANCE SHEET SUMMARY:
Total assets	$106,203	$75,048	$42,660
Loans, net of allowance for loan losses	83,615	59,285	25,837
Securities, at fair value	15,673	7,968	8,450
Non interest-bearing deposits	5,450	4,255	1,490
Total deposits	82,435	64,878	33,049
Shareholders’ equity	14,356	8,289	8,458

CAPITAL RATIOS:
Total risk-based capital ratio	17.50%	15.3%	28.8%
Tier 1 risk-based capital ratio	16.33%	14.0%	27.7%
Tier 1 leverage ratio	13.45%	11.5%	31.4%
Shareholders’ equity to assets	13.52%	11.0%	19.9%

*	Banking operations are from May 4, 2004 (date of commencement of operations) to December 31, 2004. Prior to May 4, 2004, our activities consisted of organizational activities and the sale of stock.

     The following summary presents selected asset quality data and selected financial ratios as of, and for the years ended December 31, 2006 and 2005. The summary selected asset quality data and selected financial ratios should be read in conjunction with our financial statements and the related notes.

	AS OF AND FOR THE PERIOD ENDED
	DECEMBER 31,
	2006	2005	2004 *
	(DOLLARS IN THOUSANDS)
SELECTED ASSET QUALITY DATA:
Loans past due 90 days or more and still accruing interest	$0	$0	$0
Non-accrual loans	$98	$0	$58
Total non-performing loans	$98	$0	$58
Other real estate owned and other foreclosed assets	$0	$0	$0

SELECTED FINANCIAL RATIOS:
Return on average assets	1.40%	(0.29%)	(8.09%)
Return on average shareholders’ equity	12.89%	(2.20%)	(26.26%)
Efficiency ratio	69%	84%	342%
Net interest margin	4.26%	3.90%	2.30%
Allowance for loan losses as a percentage of:
total loans	1.21%	1.44%	1.26%
total non-performing loans	1,045%	—	569%
Non-performing loans to total loans	0.12%	0%	0.22%
Non-performing assets to total assets	0.09%	0%	0.14%
Net charge-offs to average loans	0.12%	0.13%	0.18%

*	Banking operations are from May 4, 2004 (date of commencement of operations) to December 31, 2005. Prior to May 4, 2004, our activities consisted of organizational activities and the sale of stock.
Management’s Discussion and Analysis of Financial
Condition and Results of Operations
Overview
     We were incorporated as a Georgia corporation to serve as the holding company for Mountain Valley Community Bank. The bank is a Georgia state-chartered bank that commenced operations on May 4, 2004. Through our bank subsidiary, we have conducted a community-oriented commercial and retail banking business focused on serving the banking needs of individuals and small- to medium-sized businesses. We have grown rapidly, increasing from $43 million in total assets at December 31, 2004 to $75 million in total assets at December 31, 2005, to $106 million in total assets at December 31, 2006, and to $119.5 million in total assets at March 31, 2007. We enjoyed our first monthly profit in August 2005 and our first quarterly profit in the third quarter of 2005.
     The following tables set forth selected measures of our financial performance and condition for the periods and dates indicated.

	Three Months	Year Ended	Year Ended
	Ended	December 31,	December 31,
	March 31, 2007	2006	2005
Total Revenues (1)	$2,276,335	$7,549,602	$4,094,764
Net Income (Loss)	$112,322	$1,307,020	$(180,170)

	At March 31,	At December 31,	At December 31,
	2007	2006	2005
Total Assets	$119,510,739	$106,203,180	$75,047,659
Total Loans (2)	$95,585,062	$83,615,031	$59,284,542
Total Deposits	$93,430,553	$82,434,894	$64,878,408

(1)	Total revenue equals interest income plus total non-interest income.

(2)	Total loans reported net of loan loss reserve and unearned income.
     The following is a discussion of our financial condition at March 31, 2007 and 2006 and at December 31, 2006, 2005 and 2004 and the results of operations for the periods then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that is not otherwise apparent from the financial statements. Analysis of the results presented should be made with an understanding of our relatively short history. The following discussion should also be read in conjunction with our financial statements and related notes and the other financial data included elsewhere in this prospectus.
Results of operations for the three months ended March 31, 2007 and 2006
     The following is management’s discussion and analysis of certain significant factors that have affected our financial position and operating results for the three-month periods ended March 31, 2007 and 2006.
     Financial condition
     Our total assets grew 12.5% from $106.2 million at December 31, 2006 to $119.5 million at March 31, 2007. Our total deposits increased by $11.0 million from December 31, 2006 to March 31, 2007. This $11.0 million increase in our total deposits was invested in loans, which increased by $12.0 million in the first three months of 2007. Federal funds sold increased due to securities that matured.
     Our loan to deposit ratio for the bank decreased to 95.9% at March 31, 2007 from 97.3% at December 31, 2006. Our current securities, deposit balances and available lines of credit should provide the funds for expected loan growth. Stockholders’ equity has increased by $1.8 million from December 31, 2006 to March 31, 2007 due primarily to net income of $112,000 and proceeds from the sale of common stock of $1.7 million.
     Liquidity
     We consider our liquidity to be adequate to meet operating and loan funding requirements at March 31, 2007. At March 31, 2007, our liquidity ratio (i.e. cash, short-term assets, marketable assets, available lines of credit divided by deposits and other borrowings) was approximately 8.97% and the loan to deposit ratio, as noted above, was approximately 95.9%. As the loan portfolio grows, we will continue to monitor the liquidity and make adjustments as deemed necessary. Investing our available funds in loans and other high yielding securities should increase earnings potential.
     Requirements by banking regulators include the monitoring of risk-based capital guidelines for banks and holding companies that are designed to make capital requirements more sensitive to differences in risk profiles and account for off balance sheet items. We exceed the regulatory minimums on capital requirements and ratios. Management will monitor these amounts and ratios on a continuous basis. The minimum capital requirements and the actual capital ratios on a consolidated and bank-only basis as of March 31, 2007 are as follows:

			Regulatory
	Actual		Minimum
	Consolidated	Bank	Requirement
Leverage capital ratios	14.20%	8.68%	4.00%
Risk-based capital ratios:
Tier one capital	16.18%	9.88%	4.00%
Total capital	17.31%	11.02%	8.00%
     We have obtained a total of $9.8 million lines of credit with three correspondent banks. These lines of credit can be accessed as needed for liquidity and subsidiary capital needs. We also have a $3 million secured line of credit with one correspondent bank and $3.8 million in available funding with the Federal Home Loan Bank.
     Net interest income
     Net interest income is the difference between the interest and fees earned on loans, securities, and other interest-earning assets (interest income) and the interest paid on deposits and borrowed funds (interest expense). Our net interest income during the first quarter of 2007 was $1,084,000, which represented an increase of $253,000 as compared to the same period in 2006. The increase in net interest income is due primarily to an increase in the average balance of loans outstanding. Our yield on interest earning assets was 8.23% and 7.71% for the three months ended March 31, 2007 and 2006, respectively. The cost of interest bearing liabilities was 4.82% and 3.51% for the three months ended March 31, 2007 and 2006, respectively. Our net interest margin was 3.41% during the first quarter of 2007 as compared to 4.20% for the first quarter of 2006.
     Provision for loan losses
     The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, non-performing and past due loans, and other aspects of the loan portfolio. Management reviews the allowance for loan loss on a quarterly basis and makes provisions as necessary. A provision of $94,000 was made during the first quarter of 2007 based upon this evaluation process. The allowance for loan loss as a percentage of total loans was 1.17% at March 31, 2007 compared to 1.21% at December 31, 2006. Management believes the allowance for loan loss is adequate to meet any potential losses in the loan portfolio.
     At March 31, 2007 and 2006, non-accrual, past due and restructured loans were as follows:

	March 31,
	2007	2006
	(Dollars in thousands)
Total non-accruing loans	$1,227	$159
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	$0	$0
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	$0	$0
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	$0	$0
     Non-accrual loans have increased from $98,000 to $1.2 million during the three months of 2007 while past due loans greater than 90 days and still accruing have remained at zero. Net charge-offs decreased by $73,000 for the three months ended March 31, 2007 as compared to the corresponding period in 2006. During the first quarter of 2007, we recovered slightly more loans than we charged off. Therefore, net loan recoveries as a percentage of average loans outstanding were 0.02% for the three months ended March 31, 2007 compared to net loan charge-offs as a percentage of average loans outstanding of (0.08%) for the same period in 2006.

     Information regarding the allowance for loan losses data through March 31, 2007 and 2006 is set forth in the following table.

	Three Months Ended
	March 31,
	2007	2006
	(Dollars in thousands)
Average amount of loans outstanding	$90,712	$64,776

Balance of allowance for loan losses at beginning of period	1,024	864

Loans charged off
Commercial and financial	2	30
Real estate
Installment		35

	2	65

Loans recovered
Commercial and financial
Real estate	6
Installment	10	7

	16	7

Net (charge-offs) recoveries	14	(58)

Additions to allowance charged to operating expense during Period	94	41

Balance of allowance for loan losses at end of period	1,132	847

Ratio of net loan (charge-offs) recoveries during the period to average loans outstanding	0.02%	(0.08)%

     Non-interest income
     Non-interest income increased by $18,000 for the three-month period ended March 31, 2007 as compared to the same period in 2006. Mortgage origination fees increased $14,000 due to an increase in mortgage originators. The remainder of the increase was primarily the result of increases in various fees due to our growth.
     Non-interest expense
     Non-interest expense increased by $285,000 for the three-month period ended March 31, 2007 as compared to the same period in 2006. The increases are due to increased salaries and employee benefits of $210,000, data processing expenses of $21,000, and other operating expenses of $25,000. Salaries and employee benefits have increased due to the annual salary increases and the staffing of our loan production office in Jefferson, which opened in the fall of 2006. Data processing expenses have increased due to our growth. Other operating expenses increased due to the FDIC assessment, which began in 2007, and to the growth of the general operations of the bank.
     Net income
     Net income decreased by $135,000 for the three-month period ended March 31, 2007 compared to the three-month period ended March 31, 2006, or a decrease of approximately 55%. The decrease in net income is due to new expenses in 2007, including expenses associated with our branch expansion. We started an accrual for income taxes beginning in January 2007 and an accrual for the FDIC assessment that will be payable beginning in June 2007. We also increased the loan loss provision by $53,000 to $94,300 for the three-month period ended March 31, 2007 as compared to the same period in 2006.
Results of Operations for the years ended December 31, 2006, 2005 and 2004
     Net Income
     2006 Compared to 2005. Net income was $1.3 million in 2006 compared to a loss of $180,000 in 2005. The increase in net income can be attributed to continued increases in interest-earning assets and the increase in other income as discussed below. We also recognized a $272,000 income tax benefit in 2006, which increased our net income.
     2005 Compared to 2004. For the year ended December 31, 2005, we recorded a net loss of $180,170. This compares to a net loss of $1,548,581 for the year ended December 31, 2004. The decrease in net loss in 2005 as compared with 2004 was primarily because of increases in interest-earning assets and liabilities which resulted in an increase in net interest income due to a full year of banking operations and growing loan portfolio.
     Net Interest Income
     2006 Compared to 2005. Our net interest income in 2006 was $3.8 million, which represented an increase of approximately $1.5 million as compared to 2005, or an increase of 66.2%. The increase in net interest income is due primarily to an increase in the average balance of loans outstanding. Our average yield on interest earning assets was 8.09% and 6.63% for the years ended December 31, 2006 and 2005, respectively. The average cost of interest bearing liabilities was 4.38% and 3.23% for the years ended December 31, 2006 and 2005, respectively. Our net interest margin was 4.26% for 2006 as compared to 3.90% for 2005. The following tables present further detail regarding the components of and changes in our net interest income.
     2005 Compared to 2004. Net interest income was $2.3 million for 2005 an increase of $1.9 million or 493% over 2004’s net interest income of $385,633. The increase in net interest income is due to an increase of $42 million in average interest-earning assets, or an increase of 250%. During the same period, the increase in average interest-bearing liabilities was $37 million, an increase of 308%. The net interest margin increased during the year from 2.30% to 3.90%. Interest-earning assets typically reprice faster than interest-bearing liabilities; therefore, in the current situation, the net interest margin reflects past interest rate environments as well as the current rate environment. As the assets reprice, the net interest margin should gradually increase in a stable interest rate environment. Additionally, competition for loans and deposits has a direct effect on the net interest margin. The overall yield on average interest-earning assets increased by 227 basis points to 6.63% in 2005, and the rate paid on average interest-bearing liabilities increased 39 basis points to 3.23% resulting in an increase in the interest rate spread of 188 basis points to 3.40%.
     The most significant increase in average interest-earning assets consisted of an increase of $39 million in total loans for the year ended December 31, 2005 compared to December 31, 2004. The average rates earned on interest-earning assets increased in 2005, as discussed previously. The most significant change was a 65 basis point increase in the yield on average loans in 2005 compared to 2004.
     Average interest-bearing demand and savings deposits were $29.2 million for 2005, an increase of $19.7 million or 206% over 2004’s level of $9.5 million. Average time deposits grew by $16.2 million during 2006 to $18.8 million. The average rate paid on these deposits in 2005 was 2.93% and 3.71% up from 2.80% and 3.02%, respectively, in 2004. The increase in the average rates paid for interest-bearing deposits is largely due to the increase in overall interest rates during 2005.
     Table 1: Average balances, interest income, and interest expense
     The following table contains condensed average balance sheets for the years indicated. In addition, the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the related average interest rates, net interest spread and net yield on average interest earning assets are included.

	Analysis of Net Interest Income
	for the years ended December 31, 2006 and 2005
	2006			2005
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
			(Dollars in thousands)
Assets:
Deposits in banks	$155	$17	10.97%	$969	$30	3.10%
Taxable investment securities	12,383	513	4.14%	9,851	346	3.52%
Federal funds sold	957	44	4.60%	753	23	3.05%
Loans (1)	75,887	6,642	8.75%	47,091	3,491	7.41%
Allowance for loan losses	(922)			(646)
Cash and due from banks	2,006			924
Other assets	3,024			2,822

Total Assets	$93,490			$61,764

Total interest-earning assets	$89,226	7,216	8.09%	$58,664	3,890	6.63%

Liabilities:
Noninterest-bearing demand	$6,552			$3,867
Interest bearing demand and savings	27,357	937	3.43%	29,247	857	2.93%
Time	45,282	2,190	4.84%	18,822	699	3.71%

Total deposits	79,121	3,127	4.02%	51,936	1,556	3.00%
Other borrowings	5,196	287	5.52%	1,496	46	3.07%
Other liabilities	285			133
Shareholders’ equity	8,818			8,199

Total liabilities and shareholders’ equity	$93,490			$61,764

Total interest-bearing liabilities	$77,835	3,414	4.39%	$49,565	1,602	3.23%

Net interest income		$3,802			$2,288

Net interest margin (2)			4.26%			3.90%
Net interest spread (3)			3.70%			3.40%

(1)	Interest income from loans includes total fee income of $325,405 and $284,410 for the years ended December 31, 2006 and 2005, respectively.

(2)	Net interest margin is net interest income divided by average interest-earning assets.

(3)	Interest rate spread is the weighted average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
     Table 2: Rate and volume analysis
     The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by previous year rate); (2) change in rate (change in rate multiplied by previous year volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

Analysis of changes in net interest income
for the years ended December 31, 2006 and 2005
(Dollars in thousands)

	2006 Compared to 2005
	Increase (decrease)
	due to change in
	Rate	Volume	Change
Income from interest-earning assets:
Interest and fees on loans	$1,017	$2,134	$3,151
Interest on taxable securities	78	89	167
Interest on Federal funds sold	16	7	23
Interest on deposits in banks	12	(27)	(15)

Total interest income	1,123	2,203	3,326

Expense from interest-bearing liabilities:
Interest on interest-bearing deposits	134	(54)	80
Interest on time deposits	510	981	1,491
Interest on Borrowings	127	114	241

Total interest expense	771	1,041	1,812

Net interest income	$352	$1,162	$1,514

Provision for Loan Losses
     The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, non-performing and past due loans, and other aspects of the loan portfolio. Management reviews the allowance for loan loss on a quarterly basis and makes provisions as necessary. A provision of $261,000 was made during 2006 based upon this evaluation process. The allowance for loan loss as a percentage of total loans was 1.21% at December 31, 2006 compared to 1.43% at December 31, 2005 and 1.26% at December 31, 2004. Management believes the allowance for loan loss is adequate to meet any potential losses in the loan portfolio.
     Other Income
     2006 Compared to 2005. Other income increased by $128,869 for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This increase was primarily the result of increases in various fees due to the growth of the company and mortgage origination fees.
     2005 Compared to 2004. Other income increased by $97,164 in 2005 to $205,079 from $108,915 in 2004. This increase was due to an increase in service charges on deposit accounts of $79,773, and an increase in mortgage income of $17,391. The increases are due primarily to our growth.
     Other Expenses
     2006 Compared to 2005. Other expenses increased by $755,000 from 2005 to 2006. The increases were due to increased salaries and employee benefits of $508,000, increased data processing expenses of $108,000, and increased advertising and marketing expenses of $51,000. Salaries and employee benefits have increased due to the number of full time equivalent employees increasing to 27 at December 31, 2006 from 20 at December 31, 2005 and to other annual salary increases. The increase in the number of employees is due primarily to the opening of the loan production office in Jackson County. The increase in data processing expenses is due to the increased volume and the bank implementing new technology. The increase in advertising and marketing is due to the increased advertising on billboards, radio and newspaper and the kickoff of our travel club.
     2005 Compared to 2004. Other expenses were $2.1 million in 2005, representing an increase of $397,088, or 23.52%, over 2004. Salaries and employee benefits increased by $287,776, or 32.12%, for the year. The increase in salaries and employee benefits includes normal increases in salaries, group insurance, payroll taxes, and employee incentives. The number of full-time equivalent employees increased by three to 20 as of December 31, 2005. Equipment and occupancy expenses combined increased by $100,090, or 48.57%. The increase in equipment and occupancy expenses is not directly related to any one significant increase or change in operations. Other operating expenses increased by $9,222 during 2005. The largest increases have been in the categories of marketing ($17,879), legal and accounting fees ($51,243), and data processing expenses ($75,807). These expenses increased as a result of growth and were partially offset by a decrease in miscellaneous expenses.
Balance Sheet Review
     Total assets increased in 2006 by $31.2 million, or 42%. The most significant increase in assets came in the growth of the loan portfolio, which grew $24.3 million, or 41%. Total interest-earning assets increased by $30 million or 42% at December 31, 2006 from $71 million at December 31, 2005. We intend to keep a high ratio of interest-bearing assets to total assets to maximize profitability.
     Total deposits increased by $17.6 million or 27% to $82.4 million at December 31, 2006 from $64.9 million at December 31, 2005, which funded most of our asset growth. Non-interest-bearing demand deposits increased by $1.2 million, or 28%, interest-bearing deposits increased by $16 million, or 27%. The additional funding increase of $7.8 million came from two repurchase agreements, fed funds borrowed, and federal home loan bank borrowings.
     Our loan to deposit ratio increased to 97.3% at December 31, 2006 from 92.1% at December 31, 2005. The increase in this ratio is due to the significant loan growth in 2006. Our current securities, deposit balances and available lines of credit should provide the funds for expected loan growth.
     Stockholders’ equity increased by $6 million during 2006 primarily due to net income of $1.3 million and proceeds from the sale of common stock of $4.5 million.
     Securities Portfolio
     We have a portfolio of various investment securities for liquidity and interest income. The securities portfolio consists primarily of government agency mortgage pool securities with stated maturities up to fifteen years. However, the portfolio balance reduces monthly as the underlying mortgages are paid down. Most will have an effective life that is much shorter than the stated maturity of the security. Although the exact maturity date is uncertain, the portfolio is predicted to have an effective maturity of less than two years.
     The carrying amounts of securities at the dates indicated are summarized as follows:

	December 31,
	2006	2005
	(Dollars in Thousands)
U.S. Treasury and other U.S. governmental agencies	$16,669	$9,462
Other securities	218	132

	$16,887	$9,594

     The carrying amounts of securities in each category as of December 31, 2006 are shown in the following table according to contractual maturity classifications. Mortgage-backed securities are separately shown since actual maturities may differ from contractual maturities due to prepayments. Other securities listed is Federal Home Loan Bank Stock.

	U.S. Treasury
	and other U.S.
	governmental agencies		Other securities
	Carrying		Carrying
	Amount	Yield	Amount	Yield
	(Dollars in Thousands)		(Dollars in Thousands)
In one year or less	$2,479	3.33%	—	—
After one year through five years	6,768	4.43%	—	—
After five years through ten years	6,354	5.71%	—	—
After ten years	—	—	$218	5.90%
Mortgage-backed	1,068	3.66%	—	—
Loan Portfolio
Types of loans
     The amount of loans outstanding at the indicated dates is shown in the following table according to the type of loan. A key factor in asset-liability management is the balancing between fixed- and floating-rate loan assets, and their relative maturities. The following table, in addition to providing a breakdown of our loan portfolio, also separates our loan portfolio into fixed- and adjustable-rate loans.

	At December 31,
	2006		2005
	Amount	%	Amount	%
	(Dollars in Thousands)
Variable Rate:
Real Estate
One — to four-family	$10,022	11.83%	$11,635	19.31%
Multi-family	—	—	—	—
Commercial	19,339	22.83%	18,528	30.75%
Construction and development	27,415	32.37%	16,665	27.66%
Other	1,902	2.25%	1,661	2.76%
Commercial	5,219	6.16%	3,281	5.45%
Consumer	393	0.46%	254	0.42%

	64,290	75.90%	52,024	86.35%
Fixed Rate:
Real Estate
One — to four-family	4,870	5.75%	3,861	6.41%
Multi-family	267	0.32%	—	—
Commercial	6,292	7.43%	1,071	1.78%
Construction and development	3,863	4.56%	950	1.58%
Other	702	0.83%	75	0.12%
Commercial	2,397	2.83%	912	1.51%
Consumer	2,023	2.39%	1,354	2.25%

	20,414	24.10%	8,223	13.65%

Total:	84,704	100.00%	60,247	100.00%

Less Deferred loan fees	(65)		(99)
Less allowance for loan losses	(1,024)		(863)

Loans, net	$83,615		$59,285

     Maturities and sensitivities to changes in interest rates
     The table below presents an analysis of maturities of loans as of December 31, 2006.

		Within	1 to 5	After 5
	Total	1 Year	Years	Years
		(Dollars in Thousands)
Consumer Non Real Estate	$1,912	$1,362	$550	$0
Home Equity LOC	4,195	3	17	4,175
Consumer Real Estate	2,756	1,622	1,121	13
Consumer LOC	71	39	32
Consumer Construction	2,433	2,433
Consumer Mobile Home	74	7	67
Residential Construction	5,818	5,818
Commercial Non Real Estate	3,178	1,780	1,310	88
Commercial Revolving	3,049	2,571	478
Commercial Real Estate	41,053	19,825	19,854	1,374
Commercial Construction	5,883	5,883
Acquisition and Development	14,282	13,451	831

	84,704	54,794	24,260	5,650

Less Deferred loan fees	(65)
Less allowance for loan losses	(1,024)

Loans, net	$83,615

     Nonaccrual, Past Due and Restructured Loans
     The following table presents, at the dates indicated, the aggregate nonperforming loans for the following categories:

	December 31,
	2006	2005
	(Dollars in thousands)
Total non-accruing loans	$98	$0
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	$0	$0
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	$0	$621
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	$0	$0
     The $621,000 in loans with renegotiated terms represented a single loan to a borrower who began to show signs of weakness in the fall of 2005. While we believed we were well collateralized, we placed this loan on an interest-only basis to accommodate the weakened cash flow of the borrower. This loan was subsequently paid off in 2006 through a refinancing that the borrower was able to obtain. We did not incur a loss on the loan.
     In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which we believe would prevent the recognition of substantial losses. Any loans classified by regulatory authorities as loss have been charged off.
     Allowance for Loan Losses
     The allowance for loan losses is based on management’s evaluation of economic conditions, volume and composition of the loan portfolio, the historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. Management calculates and makes a required adjustment to loan loss reserve monthly. At least quarterly, management also reviews economic conditions and the components of the reserve calculation and makes adjustments to the model if necessary. At December 31, 2006, the allowance for loan losses was believed to be adequate to provide for potential losses in the loan portfolio. The allowance for loan loss as a percentage of total loans was 1.21% at December 31, 2006 compared to 1.43% at December 31, 2005.
     The allowance for loan losses represents management’s assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as our loan loss experience, the amount of past due and nonperforming loans, specific known risk, the status and amount of nonperforming assets, underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses. An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the loan committee on a quarterly basis.
     Our allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks, regulatory agencies may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, credit evaluations and allowance for loan loss methodology differ materially from those of management.
     All of our loans are assigned individual loan grades when underwritten. Following guidelines promulgated by the FDIC and the State of Georgia Department of Banking and Finance, we have established minimum general reserves based on the asset quality grade of the loan. General reserve factors applied to each rating grade are based upon management’s experience and common industry and regulatory guidelines.
     While it is our policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

     Information regarding the allowance for loan losses data through December 31, 2006 and 2005 is set forth in the following table.

	December 31,
	2006	2005
	(Dollars in Thousands)
Average balance of loans outstanding	$75,887	$47,091
Balance of allowance for loan losses at beginning of year	$863	$330
Charge-offs:
Commercial, financial and agricultural	37
Real estate – construction
Real estate — mortgage	38	14
Installment loans to individuals	52	91
Lease financing	—	—

Total	120	105

Recoveries:
Commercial, financial and agricultural	—	—
Real estate – construction	—	—
Real estate — mortgage	—	—
Installment loans to individuals	20	50
Lease financing	—	—

Total	20	50

Net charge-offs	100	55

Additions to allowance charged to operations	261	588

Balance of allowance at end of year	$1,024	$863

Ratio of net loan charge-offs during the year to average loans outstanding during the year	0.13%	0.12%

     The allocation of our allowance for loan losses as of December 31, 2006 and 2005 was as follows:

	December 31,
	2006		2005
	Amount	Percent	Amount	Percent
		(Dollars in Thousands)
Commercial, financial & agricultural	$75	7.3%	$58	6.7%
Real estate — construction	171	16.7%	155	18.0%
Real estate — other	753	73.5%	626	72.5%
Consumer	25	2.5%	24	2.8%

Total	$1,024	100%	$863	100.0%

     Deposits
     The average amount of deposits and average rates paid thereon, classified as to non-interest bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

	Year Ended December 31,
	2006		2005
	Amount	Rate	Amount	Rate
		(Dollars in Thousands)
Non-interest bearing demand deposits	$6,552	—	$3,867	—
Interest-bearing demand and savings deposits	27,357	3.43%	29,247	2.93%
Time deposits	45,282	4.84%	18,822	3.71%

	$79,191	3.95%	$51,436	3.00%

     The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2006 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through 12 months and (4) over 12 months.

(Dollars in Thousands)
Three months or less	$6,328
Over three months through six months	7,227
Over six through 12 months	12,961
Over 12 months	2,630

$29,146

     Return on Equity and Assets
     The following table summarizes the December 31, 2006 and December 31, 2005 return on average assets and return on average equity.

	For the Years Ending
	December 31,
	2006	2005
Return on Average Assets	1.40%	(0.29%)
Return on Average Equity	12.89%	(2.20%)
Average Equity as a Percentage of Average Assets	10.84%	13.27%
     Off-Balance Sheet Arrangements
     In the ordinary course of business, we grant commitments to extend credit and standby letters of credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the loan committee. These commitments are recorded in the financial statements as they are funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The following is a summary of the commitments outstanding at December 31, 2006 and 2005:

	2006	2005
	(Dollars in Thousands)
Commitments to extend credit	$19,413	$12,737
Standby letters of credit	540	330

	$19,953	$13,067

     Commitments to extend credit include unused commitments for open-end lines secured by 1-4 family residential properties, commitments to fund loans secured by commercial real estate, construction loans, land development loans and other unused commitments. Commitments to fund commercial real estate, construction and land development loans increased by approximately $6.7 million at December 31, 2006 compared to 2005. This increase is due to the growth and development in our market area. A significant portion of the increase in outstanding commitments is in 1-4 family residential construction and development.
Liquidity
     Liquidity represents the ability to meet the needs of customers to withdraw funds from deposit accounts, to borrow funds and to meet their credit needs. We manage our liquidity needs in such a way that the needs of depositors and borrowers are met on a timely basis so that our operations are not interrupted. Sources of liquidity available to meet these needs include cash on deposit, federal funds, securities available for sale, maturities of securities and principal payments on loans. Growth in our deposit base provides an additional source as does access to funds through relationships with correspondent banks. Our liquidity needs can also be met through loan participations sold to other financial institutions. At December 31, 2006 our liquidity position was considered adequate and within guidelines set forth in our liquidity policy.
     We consider our liquidity to be adequate to meet operating and loan funding requirements at December 31, 2006. At December 31, 2006, our liquidity ratio (i.e. cash, short-term assets, marketable assets, available lines of credit divided by deposits and other borrowings) was approximately 12.98% and our loan to deposit ratio was approximately 97.3%. As the loan portfolio grows, we will continue to monitor our liquidity and make adjustments as deemed necessary. Investing our available funds in loans and other high yielding securities should increase earnings potential.
     We have obtained a total of $8.0 million lines of credit with three correspondent banks. These lines of credit can be accessed as needed for liquidity and subsidiary capital needs. We also have a $3.0 million secured line of credit with one correspondent bank and $3.1 million in available funding with the Federal Home Loan Bank.
     Regulatory capital requirements
     Requirements by banking regulators include the monitoring of risk-based capital guidelines for banks and holding companies that are designed to make capital requirements more sensitive to differences in risk profiles and account for off-balance sheet items. We exceed the regulatory minimums on capital requirements and ratios. Management will monitor these amounts and ratios on a continuous basis.
     Our capital for regulatory purposes differs from our equity as determined under generally accepted accounting principles. Generally, “Tier 1” regulatory capital will equal capital as determined under generally accepted accounting principles less any unrealized gains or losses on securities available for sale while “Tier 2” capital includes the allowance for loan losses up to certain limitations. Total risk based capital is the sum of Tier 1 and Tier 2 capital. Our minimum capital requirements and the actual capital ratios on a consolidated and bank-only basis at December 31, 2006 are shown below:

			Regulatory
	Actual		Minimum
	Consolidated	Bank	Requirement
Leverage capital ratios	13.45%	9.24%	4.00%
Risk-based capital ratios:
Tier one capital	16.33%	11.13%	4.00%
Total capital	17.50%	12.30%	8.00%
     Our total capital also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized are subject to higher rates for FDIC insurance.
Asset/Liability Management
     It is our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain of our officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.
     Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the board of directors and management’s asset/liability committee on a quarterly basis. The objective is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.
     A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps”) which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

Analysis of Interest Sensitivity
As of December 31, 2006
(Dollars in Thousands)

	0 – 3	3 - 12	Over 1
	Months	Months	Year	Total
Interest-earning assets:
Federal Funds Sold	$467	—	—	$467
Securities	1,338	$1,702	$13,879	16,919
Loans	66,260	7,461	10,811	84,532

Total interest-earning assets	68,065	9,163	24,690	101,918

Interest-bearing liabilities:

Interest-bearing demand deposits	21,296	—	—	21,296
Savings and money markets	2,492	—	—	2,492
Time deposits	8,733	36,485	7,978	53,196
Other borrowings	9,075	—	—	9,075

Total interest-bearing liabilities	41,596	36,485	7,978	86,059

Interest rate sensitivity gap	$26,469	$(27,322)	$16,712	$15,859

Cumulative interest rate sensitivity gap	$18,380	$(853)	$15,859	$15,859

Interest rate sensitivity gap ratio	164%	34%	309%	116%

Cumulative interest rate sensitivity gap ratio	164%	99%	118%	118%

     The above table summarizes our interest-sensitive assets and liabilities as of December 31, 2006. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities and anticipated prepayments. Investment securities are included in their period of maturity while mortgage backed securities are included according to expected repayment. Certificates of deposit are presented according to contractual maturity.
     At December 31, 2006, our cumulative one-year interest rate sensitivity gap ratio was 99%. Our targeted ratio is 80% to 120%. This indicates that the interest-earning assets will reprice during this period at a rate slightly slower than the interest-bearing liabilities. Our experience has been that not all liabilities shown as being subject to repricing will in fact reprice with changes in market rates. We have a base of core deposits consisting of interest bearing checking accounts and savings accounts whose average balances and rates paid thereon will not fluctuate with changes in the levels of market interest rates.
Effects of Inflation
     Our consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measure of financial position and operating results in terms of historic dollars, without considering changes in the relative purchasing power of money over time due to inflation.
     Inflation generally increases the costs of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on the performance of a financial institution than the effects of general levels of inflation. In addition, inflation affects financial institutions’ cost of goods and services purchased, the cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and stockholders’ equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce our volume of such activities and the income from the sale of residential mortgage loans in the secondary market.

Business
Mountain Valley Bancshares, Inc.
     We were organized in 2004 as a Georgia corporation for the purpose of acquiring all of the common stock of Mountain Valley Community Bank, a Georgia bank which opened for business on May 4, 2004. On October 1, 2005 we became the sole shareholder of Mountain Valley Community Bank by virtue of a merger between Mountain Valley Community Bank and MVCB Interim Corporation, a wholly-owned subsidiary of ours that was created to facilitate the reorganization of the bank into a holding company structure. We are a bank holding company within the meaning of the Bank Holding Company Act of 1956 and the Georgia Bank Holding Company Act.
     We were organized to facilitate our ability to serve our customers’ requirements for financial services. The holding company structure provides flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which a traditional commercial bank may not provide under present laws. We have no current plans to acquire any operating subsidiaries other than our existing bank. However, we may make acquisitions in the future if such acquisitions are deemed to be in the best interest of our shareholders. Any acquisitions will be subject to certain regulatory approvals and requirements.
Mountain Valley Community Bank
     Mountain Valley Community Bank is a full service commercial bank headquartered at 136 North Main Street, Cleveland, Georgia, 30528. In the fall of 2006, we opened a loan production office in Jefferson, Georgia. We also opened a full-service branch in the Clermont area of Hall County, Georgia in April 2007. We intend to convert our loan production office in Jefferson into a full-service branch during 2007. This conversion would require a relocation of the branch, which as of the date of this prospectus has not yet been identified, and regulatory approval.
     The principal business of the bank is to accept deposits from the public and to make loans and other investments. The bank’s principal source of funds for the bank’s loans and investments are demand, time, savings, and other deposits (including negotiable orders of withdrawal or NOW accounts), amortization and prepayments of loans and borrowings. The principal sources of income for the bank are interest and fees collected on loans, interest and dividends collected on other investments and service charges. The principal expenses are interest paid on savings and other deposits (including NOW accounts), interest paid on other borrowings, employee compensation, office expenses and other overhead expenses.
Market Area
     Our primary service area is White County, Georgia. However, we also serve the adjacent counties, or parts thereof, of Lumpkin, Hall, and Habersham to a lesser extent. The industrial makeup of our market area is very diverse with no one industry making up more than 20% of the market.
     In 2006, our bank opened a loan production office in Jackson County, which expanded our market area to not only Jackson but to the adjacent counties as well, including Northern Gwinnett, Clark, Barrow and Banks Counties. The primary industry in the Jackson County market is manufacturing and distribution. Service and government is the second largest employer in the Jackson County market.
Industry and Competition
     Our service area covers various counties located in the Northeastern part of Georgia including White, Lumpkin, Hall, Habersham and Jackson Counties. Our marketing strategy emphasizes our local nature and involvement in the communities located in our service area. Over the last 10 years numerous interstate acquisitions involving Georgia-based financial institutions have been announced or consummated. Though interstate banking has resulted in significant changes in the structure of financial institutions in the southeastern region, including our service areas, we do not feel that such changes have had or will have a significant impact upon our operations.
     We encounter vigorous competition from other commercial banks, savings and loan associations and other financial institutions and intermediaries in our service areas. Our bank competes with other banks in its primary service area in obtaining new deposits and accounts, making loans, obtaining branch banking locations and providing other banking services. Our bank also competes with savings and loan associations and credit unions for savings and transaction deposits, time deposits and various types of retail and commercial loans.

     Our bank must compete with other financial intermediaries, including mortgage banking firms and real estate investment trusts, small loan and finance companies, insurance companies, credit unions, leasing companies and certain government agencies. Competition exists for time deposits and, to a more limited extent, demand and transaction deposits offered by a number of other financial intermediaries and investment alternatives, including money market mutual funds, brokerage firms, government and corporate bonds and other securities.
     Competition for banking services in the State of Georgia is not limited to institutions headquartered in the State. A number of large interstate banks, bank holding companies and other financial institutions and intermediaries have established loan production offices, small loan companies and other offices and affiliates in the State of Georgia. Many of the interstate financial organizations that compete in the Georgia market engage in regional, national or international operations and have substantially greater financial resources than we do.
     We expect that competition will remain intense in the future due to state and federal laws and regulations, and the entry of additional bank and non-bank competitors in our markets.
Internet Website
     We maintain a website at www.MVCBank.com. The information contained on that website is not included as part of, or incorporated by reference into, this prospectus.
Types of Loans
     Below is a description of the principal categories of loans we make through our banking subsidiary and the relative risks involved with each category.
     Commercial Real Estate
     We make loans to borrowers secured by commercial real estate located in our market area. In underwriting these type loans we consider the historic and projected future cash flows of the real estate. We make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. We will lend up to a maximum 85% loan to value ratio and require a minimum debt coverage ratio of 1.20% or other compensating factors.
     Commercial real estate lending offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we monitor our loan concentration and loans are audited by a third party auditor. This type loan generally has a shorter maturity than other loan types, which gives us an opportunity to reprice, restructure or decline to renew the credit. As with other loans, all commercial real estate loans are graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the board of directors.
     Construction and Development Loans
     We make residential construction and development loans to customers in our market area. Loans are granted for both speculative projects and those being built with end buyers already secured. We will only lend money to finance speculative projects when we are confident, based on all of the particular facts and circumstances, that the borrower will be able to repay the loan without relying on the real estate collateral. In other words, while we will take a security interest in the project in an abundance of caution, we will only extend credit to fund speculative projects if the financial strength of the borrower supports repayment outside of the collateral. Loans for speculative projects make up less than 10% of our construction and development loans. This type of loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress this type of loan has typically had a greater degree of risk than other loan types. Unlike other types of loans, these loans are also subject to risks related to construction delays that may be caused by weather or other factors. To mitigate that risk, the board of directors and management reviews the entire portfolio on a monthly basis. The percentage of our portfolio being built on a speculative basis is tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. Loan policy also provides for limits on speculative lending by borrower and by real estate project.

     Commercial and Industrial Loans
     We make loans to small- and medium-sized businesses in our primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes. Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise. This type of loan may be subject to many different types of risk, which will differ depending on the particular industry a borrower is engaged in. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis. When warranted, individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at a loan committee or board of directors level. On a regular basis, commercial and industrial borrowers are required to submit statements of financial condition relative to their business to us for review. These statements are analyzed for trends and the loan is assigned a credit grade accordingly. Based on this grade, the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.
     Commercial and industrial loans will usually be collateralized. Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectability in a default situation. To mitigate this risk, collateral is underwritten to strict standards including valuations and general acceptability based on our ability to monitor its ongoing health and value.
     Consumer Loans
     We offer a variety of loans to retail customers in the communities we serve. Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate loans but less risky than commercial loans. Risk of default is usually determined by the well being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer loans is generally managed though policy limitations on debt levels consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.
     Various types of consumer loans include the following:
•	Home equity loans – open and closed end;

•	Automobile, RV and boat financing;

•	Loans secured by deposits;

•	Overdraft protection lines; and

•	Secured and unsecured personal loans.
     The various types of consumer loans all carry varying degrees of risk. Loans secured by deposits carry little or no risk and in our experience have had a zero default rate. Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy provides mitigation to this risk in the form of a maximum loan to value ratio of 90% on a collateral type that has historically appreciated in value. We also require the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to ensure the customer always has an equity position and is never “upside down.” Collateral is protected by requiring the customer to carry insurance showing the bank as loss payee. We also have a blanket policy that covers us in the event of a lapse in the borrower’s coverage and also provides assistance in locating collateral when necessary. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans are secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans is managed primarily at the underwriting level with strict adherence to debt to income ratio limitations and conservative collateral valuations. Overdraft protection lines and other unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, we are completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream. Again, primary risk management occurs at the underwriting stage with strict adherence to debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Unsecured Loans
     The vast majority of our loans are secured by assets of the borrower. Occasionally, however, we will make commercial or consumer loans on an unsecured basis. These loans may be made when we believe that the financial strength of the borrower supports repayment without the need to look toward the collateral. As of December 31, 2006, we had approximately $971,000 in unsecured loans, which represented 11.7% of our commercial and consumer loan portfolio and 1.1% of our total loan portfolio. As of December 31, 2005, we had approximately $676,000 in unsecured loans, which represented 11.9% of our commercial and consumer loan portfolio and 1.1% of our total loan portfolio.
Loan Participations
     We sell loan participations in the ordinary course of business when an originated loan exceeds its legal lending limit as defined by state banking laws. These loan participations are sold to other financial institutions without recourse. As of December 31, 2006 we had sold a total of $6.5 million in loan participations for an amount that equaled 7.7% of the total loans on that date.
     We also purchase loan participations from time to time from other banks in the ordinary course of business, usually without recourse. Purchased loan participations are underwritten in accordance with our loan policy and represent a source of loan growth to us. Although the originating financial institution provides much of the initial underwriting documentation, management is responsible for the appropriate underwriting, approval and the on-going evaluation of the loan. One risk associated with purchasing loan participations is that we often rely on information provided by the selling bank regarding collateral value and the borrower’s capacity to pay. To the extent this information is not accurate, we may experience a loss on these participations. Otherwise, we believe that the risk related to purchased loan participations is consistent with other similar type loans in the loan portfolio. If a purchased loan participation defaults, we usually have no recourse against the selling bank but will take other commercially reasonable steps to minimize our loss. As of December 31, 2006, we had purchased $13.3 million in loan participations. The total principal amount of these participations comprised 15.7% of our total loan portfolio on December 31, 2006.
Management’s Policy for Determining the Loan Loss Allowance
     The allowance for loan losses represents management’s assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. In calculating the adequacy of the loan loss allowance, management evaluates the following factors:
•	The asset quality of individual loans.

•	Changes in the national and local economy and business conditions/development, including underwriting standards, collections, charge off and recovery practices.

•	Changes in the nature and volume of the loan portfolio.

•	Changes in the experience, ability and depth of the lending staff and management.

•	Changes in the trend of the volume and severity of past dues and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings and other modifications.

•	Possible deterioration in collateral segments or other portfolio concentrations.

•	Historical loss experience (when available) used for pools of loans (i.e. collateral types, borrowers, purposes, etc.).

•	Changes in the quality of our loan review system and the degree of oversight by the bank’s board of directors.

•	The effect of external factors such as competition and the legal and regulatory requirement on the level of estimated credit losses in our current loan portfolio.

•	Off-balance sheet credit risks.

These factors are evaluated at least quarterly and changes in the asset quality of individual loans are evaluated more frequently and as needed.
     All of our loans are assigned individual loan grades when underwritten. Following guidelines promulgated by the FDIC and the State of Georgia Department of Banking and Finance, we have established minimum general reserves based on the asset quality grade of the loan. General reserve factors applied to each rating grade are based upon management’s experience and common industry and regulatory guidelines.
     After a loan is underwritten and booked, loans are monitored or reviewed by the account officer, management, and external loan review personnel during the life of the loan. Payment performance is monitored monthly for the entire loan portfolio, account officers contact customers during the course of business and may be able to ascertain if weaknesses are developing with the borrower, external loan personnel perform an independent review annually, and federal and state banking regulators perform periodic reviews of the loan portfolio. If weaknesses develop in an individual loan relationship and are detected then the loan is downgraded and higher reserves are assigned based upon management’s assessment of the weaknesses in the loan that may affect full collection of the debt. If a loan does not appear to be fully collectible as to principal and interest then the loan is recorded as a non-accruing loan and further accrual of interest is discontinued while previously accrued but uncollected interest is reserved against income. If a loan will not be collected in full then the allowance for loan losses is increased to reflect management’s estimate of potential exposure of loss.
     Our net loan losses to average total loans were 0.13% and 0.12% for the years ended December 31, 2006 and 2005, respectively. Historical performance is not an indicator of future performance and future results could differ materially. However, management believes that based upon historical performance, known factors, management’s judgment, and regulatory methodologies, that the current methodology used to determine the adequacy of the allowance for loan losses is reasonable.
     Our allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks regulatory agencies may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, credit evaluations and allowance for loan loss methodology differ materially from those of management.
     While it is our policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.
Management’s Policy for Investing in Securities
     Funds that are not otherwise needed to meet our loan demand may be invested in accordance with our investment policy. The purpose of the investment policy is to provide a guideline by which these funds can best be invested to earn the maximum return, yet still maintain sufficient liquidity to meet fluctuations in our loan demand and deposit structure. Our investment policy adheres to the following objectives:
•	Provide an investment medium for funds which are not needed to meet loan demand, or deposit withdrawal.

•	Optimize income generated from the investment account consistent with the stated objectives for liquidity and quality standards.

•	Meet regulatory standards.

•	Provide collateral which the financial institution is required to pledge against public monies.

•	Provide an investment medium for funds which may be needed for liquidity purposes.

•	Provide an investment medium which will balance market and credit risk for other assets and our liability structure.

Our investment securities consist primarily of obligations of the United States or its agencies.
Deposit Services
     We seek to establish and maintain solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we employ an aggressive marketing plan for our market, and feature a broad product line and competitive services. The primary sources of deposits are residents of, and businesses and their employees located within our market. We obtain these deposits primarily through personal solicitation by our officers and directors, direct mail solicitations, radio advertisements during peak driving times, and advertisements published in the local media. We generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market. In addition, we focus on a travel club for our clientele that draws additional deposits.
Other Banking Services
     We provide traveler’s checks, direct deposit of payroll and social security checks, and automatic transfers for various accounts. We are also associated with a shared network of automated teller machines that our customers are able to use throughout Georgia and other regions. We offer MasterCard® and VISA® credit card services through a correspondent bank as our agent.
New Products and Services
     We recently added remote deposit and branch capture. Remote deposit allows business customers to scan checks at their business and make their deposits remotely. Branch capture allows the bank to scan checks and send our proof work over the internet. This allows our bank to eliminate the daily cutoff time for proof work. It also allows us to reduce the need for a courier to come daily.
Marketing and Advertising
     Our target customers are the residents and the small businesses and their employees located within our market area. We emphasize our local ownership and management in providing banking services to these customers.
     We use a comprehensive marketing approach including logo, brochures, advertising in various media such as newspapers, radio, billboards and a website. Additionally, we sponsor community activities on an active, ongoing basis, various give-away programs, and a travel club for our customers.
Properties
     We own our main office located at 136 North Main Street, Cleveland, Georgia. This location presently houses the administrative functions of both the holding company and our bank subsidiary.
     We currently lease office space for a loan production office at 22 South Public Square, Suite 22-B, Jefferson, Georgia. This lease expires July 31, 2007. We are looking for property in the Jackson County area to house a full-service branch. If we find a suitable location and obtain the necessary regulatory approval, we will close the loan production office and move the personnel to this branch.
     In April 2007 we opened a new branch in the Clermont area within Hall County. This branch is located at 5140 Cleveland Highway, Gainesville, Georgia. A partnership owned and controlled by our directors owns the property for this new branch and leases it to our bank subsidiary (see “Related Party Transactions” at page 51”).
Employees
     Our bank subsidiary has 30 full-time employees. We do not have any employees who are not also employees of our bank subsidiary.
Legal Proceedings
     We are subject to claims and litigation in the ordinary course of business. We believe that any pending claims and litigation will not have a material adverse effect on our consolidated position.

Supervision and Regulation
     Both Mountain Valley Bancshares and Mountain Valley Community Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect depositors and not shareholders. The following discussions describes the material elements of the regulatory framework that applies to us.
Mountain Valley Bancshares
     Since we own all of the capital stock of the Mountain Valley Community Bank, we are a bank holding company under the federal Bank Holding Company Act of 1956 (the “BHC Act”). As a result, we are primarily subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As a bank holding company located in Georgia, the Georgia Department of Banking and Finance (the “GDBF”) also regulates and monitors all significant aspects of our operations.
     Acquisition of Banks
     The BHC Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:
•	acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.
     Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.
     Under the BHC Act, if adequately capitalized and adequately managed, we or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. Currently, Georgia law prohibits acquisitions of banks that have been chartered for less than three years. As a result, no bank holding company may acquire control of us until after the third anniversary date of our bank’s incorporation.
     Change in Bank Control
     Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities and either:
•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.
     Our common stock is not registered under Section 12 of the Exchange Act. The regulations also provide a procedure for challenging the rebuttable presumption of control.

          Permitted Activities
          A bank holding company is generally permitted under the BHC Act to engage in or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in the following activities:
•	banking or managing or controlling banks; and

•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.
          Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking includes:
•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.
          Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.
          In addition to the permissible bank holding company activities listed above, a bank holding company may qualify and elect to become a financial holding company, permitting the bank holding company to engage in activities that are financial in nature or incidental or complementary to financial activity. The BHC Act expressly lists the following activities as financial in nature:
•	lending, trust and other banking activities;

•	insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

•	providing financial, investment, or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.
          To qualify to become a financial holding company, our bank and any other depository institution subsidiary of ours must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, we must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve within 30 days’ written notice prior to engaging in a permitted financial activity. While we meet the qualification standards applicable to financial holding companies, we have not elected to become a financial holding company at this time.
          Support of Subsidiary Institutions
          Under Federal Reserve policy, we are expected to act as a source of financial strength for our bank and to commit resources to support the bank. This support may be required at times when, without this Federal Reserve policy, we might not be inclined to provide it. In addition, any capital loans made by us to our bank will be repaid in full. In the unlikely event of our bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of the bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
Mountain Valley Community Bank
          Mountain Valley Community Bank is subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to us.
          Since the bank is a commercial bank chartered under the laws of the State of Georgia, it is primarily subject to the supervision, examination and reporting requirements of the FDIC and the GDBF. The FDIC and the GDBF regularly examine the bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the bank’s deposits are insured by the FDIC to the maximum extent provided by law. The bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.
          Branching
          Under current Georgia law, the bank may open branch offices throughout Georgia with the prior approval of the GDBF. In addition, with prior regulatory approval, the bank may acquire branches of existing banks located in Georgia. The bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the laws of the applicable state (the foreign state). Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.
          Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, unless Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

          Prompt Corrective Action
          The FDIC Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories. At December 31,2006, our bank qualified for the well-capitalized category.
          Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon he capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.
          An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.
          FDIC Insurance Assessments
          The FDIC merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund on March 31, 2006. The Bank is a member of the Deposit Insurance Fund and therefore pays deposit insurance assessments to the Deposit Insurance Fund.
          Pursuant to the Federal Deposit Insurance Corporation Improvement Act, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance fund. Effective January 1, 2007, the FDIC established a risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the FDIC assigns an institution to one of four risk categories, with the first category having two sub-categories based on the institution’s most recent supervisory and capital evaluations, designed to measure risk. Assessment rates currently range from 0.05% of deposits for an institution in the highest sub-category of the highest category to 0.43% of deposits for an institution in the lowest category. The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%.
          In addition, all FDIC-insured institutions are required to pay assessments to the FDIC at an annual rate of approximately 0.0124% of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.
          Under the Federal Deposit Insurance Act, the FDIC may terminate the insurance of an institution’s deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.
          Community Reinvestment Act
          The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve or the FDIC will evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank. Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community Reinvestment Act examination only once every 60 months if we receive an “outstanding” rating, once every 48 months if we receive a “satisfactory” rating and as needed if our rating is “less than satisfactory”. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

          Other Regulations
          Interest and other charges collected or contracted for by our bank are subject to state usury laws, and federal laws concerning interest rates. For example, under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation for which the borrower is a person on active duty with the United States military.
          Our bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:
•	Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provisions of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.
          In addition to the federal and state laws noted above, the Georgia Fair Lending Act (“GAFLA”) imposes restrictions and procedural requirements on most mortgage loans made in Georgia, including home equity loans and lines of credit. On August 5, 2003, the Office of the Comptroller of the Currency (the “OCC”) issued a formal opinion stating that the entirety of GAFLA is preempted by federal law for national banks and their operating subsidiaries. GAFLA contains a provision that preempts GAFLA as to state banks in the event that the OCC preempts GAFLA as to national banks. Therefore, the bank is exempt from the requirements of GAFLA.
          The deposit operations of our bank are subject to:
•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.
Capital Adequacy
          We and our bank are required to comply with the capital adequacy standards established by the Federal Reserve (in the case of the holding company) and the FDIC (in the case of the bank). The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Since our consolidated total assets are less than $500 million, under the Federal Reserve’s capital guidelines, our capital adequacy is measured on a bank-only basis, as opposed to a consolidated basis. Our bank is also subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.
          The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.
          The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2006 our consolidated ratio of total capital to risk-weighted assets was 17.50% and the ratio of Tier 1 Capital to risk-weighted assets was 16.33%.
          In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other banking holding companies generally are required to maintain a leverage ratio of at least 4%. At December 31, 2006, our leverage ratio was 13.45%. The guidelines also provide that the bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.
          Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.
Payment of Dividends
          We are a legal entity separate and distinct from our bank subsidiary. The principal sources of our cash flow, including cash flow to pay dividends to its shareholders, are dividends that our bank pays to us. Statutory and regulatory limitations apply to our bank’s payment of dividends. If, in the opinion of the federal banking regulator, the bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it stop or refrain from engaging in the questioned practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDIC Improvement Act of 1991, a depository institution may not pay any dividends if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.
          The GDBF also regulates our bank’s dividend payments and must approve dividend payments that would exceed 50% of our bank’s net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.
          At December 31, 2006, our bank could not pay us cash dividends without prior regulatory approval.
Restrictions on Transactions with Affiliates
          We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:
•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit made by a bank to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.
          The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Our bank must also comply with other provisions designed to avoid the taking of low-quality assets.
          We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.
          Our bank is also subject to restrictions on extensions of credit to use its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.
Privacy
          Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.
Consumer Credit Reporting
          On December 4, 2003, President Bush signed the Fair and Accurate Credit Transactions Act (the “FAIR Act”), amending the federal Fair Credit Reporting Act (the “FCRA”). These amendments to the FCRA (the “FCRA Amendments”) became effective in 2004.
          The FCRA Amendments include, among other things:
•	requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud;

•	for entities that furnish information to consumer reporting agencies (which would include our bank), requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a requirement for mortgage lenders to disclose credit scores to consumers.
          The FCRA Amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the “opt-out”), subject to certain exceptions. We do not share consumer information among our affiliated companies for marketing purposes, except as allowed under exceptions to the notice and opt-out requirements. Because no affiliate of ours is currently sharing consumer information with any other affiliate for marketing purposes, the limitations on sharing of information for marketing purposes do not have a significant impact on us.
Anti-Terrorism and Money Laundering Legislation
          Our bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. The bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.
Proposed Legislation and Regulatory Action
          New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating or doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Management
          The following table and text provide certain information about the current members of our board of directors, as well as the board of our bank subsidiary, and the executive officers of both institutions, including their ages as of December 31, 2006, the position they hold, and their principal employment for at least the past five years. Each of our directors has served as a director since 2004. Each of our directors other than Marc J. Greene and Donald E. Allison qualify as “independent” directors as defined in Nasdaq Rule 4200(a)(15).

Name	Age	Position(s)
R. Keith Alexander	60	Director of both institutions

Donald E. Allison	46	Director of both institutions; EVP and Chief Credit Officer of the Bank

B. David Barrett	52	Director of both institutions

C. Lamar Black	71	Director of both institutions

E. Ray Black, Sr.	61	Director of both institutions

Joel R. Campbell	56	Director of both institutions

John Clifford Cox, Sr.	62	Director of both institutions

Marc J. Greene	50	Director of both institutions; President and CEO of both institutions

Rachel E. Marshall	38	Senior Vice President and Chief Financial Officer of both institutions

Aubrey H. McIntyre	69	Director of both institutions; Corporate Secretary

June W. Parks	68	Director of both institutions

R. Gerald Sims	61	Director of both institutions
          Set forth below is a brief account of the business experience of our directors and executive officers during the past five years or more including principal occupations and employment during that period.
          R. KEITH ALEXANDER — Mr. Alexander is a native of White County. He has been the co-owner and broker of Mountain Country Realty, Inc. since 1985, and is also president and owner of Alexander Investments, Inc., a land and development company. Mountain Country Realty merged with North Georgia Realty in 2004. He is a poultry grower with Fieldale Farms, and is a former director of Regions Bank of White County. He served in that capacity for ten years. He has served as the chairman of the White County Park & Recreation Board, and is the past director of the White County Rotary Club and the White County Chamber of Commerce. He and his wife, Sandra, reside in the White Creek Community in Cleveland.
          DONALD E. ALLISON — Mr. Allison serves as our bank’s Executive Vice President and Chief Credit Officer. He has held these positions since 2004. Previously, Mr. Allison served in similar capacities with United Community Bank in Cleveland, Georgia from 1991 through 2004. From 1978 to 1991, he served in various capacities with White County Bank. He has a Bachelor of Business Administration in Banking and Finance from the University of Georgia. He has a Masters of Business Administration in Accounting from Brenau University. He is a native of White County and resides there with his wife, Rose Mariee, and two children, William and Edward. Mr. Allison has been active in many civic organizations including past-president of White County Rotary Club and White County Chamber of Commerce. Currently, he serves on the Board of the Georgia Mountain Regional Economic Development Corporation and North Georgia Technical College Foundation.

          B. DAVID BARRETT, DDS - Dr. Barrett was born in northern Hall County, Georgia, and has practiced dentistry in Cleveland since July of 1980, after graduating from North Georgia College and Emory University School of Dentistry. He serves on the Board of Trustees for Truett McConnell College, and is a member and past president of the Cleveland Kiwanis Club. He is also a member of the Georgia Dental Association, American Dental Association, the Northern District Dental Society, and the White County Chamber of Commerce. Dr. Barrett served as a director of United Community Bank (previously White County Bank) from 1999-2003. He and his wife, Eilene, who currently teaches at White County Intermediate School, reside in Cleveland. They have three children and two grandchildren.
          C. LAMAR BLACK - Mr. Black has been in the oil business as a petroleum distributor since 1962 and is currently the Exxon Distributor in Cleveland. He is a member of the Georgia Oilmen’s Association where he has served as Director, Chairman of the Board, First and Second Vice-President, and on several committees. He was an Organizer and past Director of White County Bank. He is past president of the Kiwanis, Charter Member and Director of White County Rotary Club and past Director of the Cleveland Chamber of Commerce. He and his wife, Betty, have two children and four grandchildren. Lamar and Betty reside in Cleveland. Mr. Black is a first cousin of June W. Parks, another director.
          E. RAY BLACK, SR. - Mr. Black graduated from the University of Georgia in 1969 with a B.S. in Pharmacy, and bought the Cleveland Drug Company the same year. He has been a pharmacist in Cleveland for 34 years. He has also been part of a corporation that has owned and operated convenience and grocery stores, and is still active in real estate sales, development and construction. He and his wife, Ruth, have five children and seven grandchildren. They reside in Clarkesville.
          JOEL R. CAMPBELL - Mr. Campbell was born in Gainesville, Georgia. He received his B.S. degree from Mercer University in 1973, and his Masters Degree in Education from North Georgia College in Dahlonega in 1975. He served as the head basketball coach at White County High School from 1988-1994 and is currently the owner of Campbell Construction and Land Development Company, a position he has held since 1998. He has served as the Chairman of the Board of Education, as Chairman of the White County Commissioners and as Director of Admissions at Truett-McConnell College. Mr. Campbell served as a director of Regions Bank of White County from 2002-2003. He is active in local team sports and politics. He and his wife Connie, a former teacher, have two children and reside in Cleveland.
          JOHN CLIFFORD COX - Mr. Cox was born in Clarkesville, Georgia. He served in the Air Force until his discharge in 1970. He has been the co-owner and operator of several convenience stores in Dahlonega and Cleveland since 1991. He has also been a partner in several real estate joint ventures since 1995. He and his wife, Janet, have three children and two grandchildren. They reside in Cleveland, Georgia.
          MARC J. GREENE - Mr. Greene serves as our President and Chief Executive Officer. He has a Bachelor of Sciences Degree in Business Agriculture from Southeastern Louisiana University. He is an honor graduate of the National Commercial Lending School in Norman, Oklahoma, and has been involved in various aspects of banking since 1979. He served as Senior Vice President for First Guaranty Bank in Hammond, Louisiana, from 1983-1990. He served as Executive Vice President of Pickens County Bank from 1990-1996. From 1996 until 2003, he was the President of Regions Bank of White County. Mr. Greene has been active in many local civic organizations, including serving as President of the Boys and Girls Club of White County, Secretary of the White County Chamber of Commerce and on the Board of Directors of White County Rotary Club. He and his wife, Cindy, reside in Cleveland.
          RACHEL E. MARSHALL - Ms. Marshall joined our organizational effort in 2003 and has served as our Senior Vice President and Chief Financial Officer since the bank opened in 2004. She has a Bachelor of Business Administration in Accounting from the University of Georgia. She is a certified public accountant. She previously worked for Regions as the financial analyst for North Georgia Region. She has worked in the accounting field since 1993. She currently serves on the board for the Cleveland Kiwanis. She is a member of the Gainesville First United Methodist Church. She and her husband, John, and their three children have made their home in Hall County since 1995.
          AUBREY H. MCINTYRE - Mr. McIntyre has been owner and operator of Aubrey’s Barber Shop in Cleveland for 46 years. He is a member of the White County Chamber of Commerce and has been the Associate Pastor of the Cleveland Church of God for the past 10 years. He and his wife, Joyce, have four children and reside in Cleveland.
          JUNE W. PARKS - Dr. Parks was born in White County, and grew up in the area around Helen. She graduated from North Georgia College and University with a B.S. degree in Elementary Education, and later earned a

Masters Degree from the University of Georgia in Elementary Education and Education Administration. She also holds an Ed.D. in Educational Administration from Nova University. After serving for 33 years in the White County School system as a teacher and principal, she became licensed to sell real estate in 1994. From 1994 to 1999, she was employed as a real estate agent for Century 21 Jenco in Cleveland, and from 1999 to 2005, she has been employed as a real estate agent for Alco Realty, Inc. in Cleveland. From 2005 until present, she has been employed as a real estate agent for Prudential North Georgia Realty, Inc. She and her husband, Bobby, have owned and operated a cheese and wine shop, “The Cheese Hoop,” in Helen for 15 years. She was a charter member of both the Helen Chamber of Commerce and the White County Chamber of Commerce. She is currently a member of the White County Rotary Club. She and Bobby live in Cleveland and have one son and three grandchildren. Dr. Parks is a first cousin of C. Lamar Black, another director. She is a member of Cleveland First Baptist Church.
          R. GERALD SIMS - Mr. Sims was born in Greenville, South Carolina, but has lived most of his life in White County, where his father’s family originated. His wife, Rebecca, was born and raised in Cleveland. In 1978, he opened Simco Interiors, Inc., a commercial construction contracting business, and has served as its chief executive office until the present time. In 2002, he became an active partner in TADventureS, Inc. and opened Yonah Bowl and Skate, a family oriented recreational facility in White County. He is also an active farmer and has served as past director, and is a current member of North Georgia Cattlemen’s Association, and is a member of the Georgia Poultry Growers Association. Gerald also maintains residential rental property in Hall County. He and his wife have three daughters, eight grandchildren and four great-grandchildren. They maintain their home in Sautee, Georgia.
Classification of Board of Directors
          Our articles of incorporation divide the board of directors into three classes: class I, class II and class III. Each class is as nearly equal in number as possible. The directors in each class hold office for staggered terms of three years each after initial terms of one year, two years, and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible. The class I directors consist of R. Keith Alexander, B. David Barrett, C. Lamar Black, and Aubrey H. McIntyre. The class II directors consist of Joel R. Campbell, Marc J. Greene and June W. Parks. The class III directors consist of E. Ray Black, Sr., J. Clifford Cox and R. Gerald Sims. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision for staggered terms for directors, the terms of all directors expire at the next annual shareholders meeting following their election.
Audit Committee
          Our audit committee recommends to our board the independent public accountants to be selected to audit our annual financial statements and approves any special assignments given to the independent accountants. It also reviews the planned scope of the annual audit, any changes in accounting principals and the effectiveness and efficiency of our internal accounting procedures. The audit committee is comprised of David Barrett, Clifford Cox, Lamar Black and Aubrey McIntyre. We have determined that none of the members of the audit committee satisfy all five criteria that are necessary for such individual to qualify as an audit committee financial expert under SEC rules. However, we believe that each member of the audit committee is financially literate and, through their various business experience, is well qualified to perform the functions that are required as a member of the audit committee.
Executive Compensation
Summary Compensation Table
          The table below provides information concerning the compensation paid to our chief executive officer and our executive vice president/chief credit officer for services in all capacities for the year ended 2006. No other executive officer earned more than $100,000 in total compensation during 2006.

						Non-Equity	Nonqualified
						Incentive Plan	Deferred	All Other
Name and				Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
Marc J. Greene	2006	162,692	5,000	—	—	—	—	276	167,692
Donald E. Allison	2006	142,692	5,000	—	—	—	—	149	147,742

Outstanding Equity Awards at December 31, 2006
          The following table provides information concerning outstanding options and warrants for each of our named executive officers as of December 31, 2006. The table excludes warrants that these individuals acquired in connection with the initial offering of common stock by our bank subsidiary, which were assumed by us when the bank reorganized into a holding company structure, since these warrants were issued to all purchasers of common stock in that offering on the same basis.

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Marc J. Greene	63,250	—	8.00	5/4/2014
CEO	12,500 *	6,250 *	8.00	5/10/2014

Donald E. Allison	50,600	—	8.00	5/4/2014
EVP and Chief Credit Officer

*	These represent warrants that were granted to our organizers for the risk that they undertook during the start-up phase of the Bank. Each organizer was granted one warrant for each share of common stock that they purchased in the our bank’s initial offering. These are distinct from the warrants that were issued to all purchasers of common stock in that offering (each purchaser having received one warrant for every five shares of common stock purchased in that offering). The warrants identified in the table vest over a three-year period beginning on the opening of the bank. All of these warrants, therefore, are now fully vested.
Retirement Benefits
          There are no retirement benefits that are agreed upon through any of the employment contracts that the bank has signed with any of its employees.
Employment Agreement with Marc J. Greene
          Our bank subsidiary has entered into an employment contract with Marc J. Greene whereby Mr. Greene is employed as its President and Chief Executive Officer. Mr. Greene’s contract has an initial term of five years and will be automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 90 days prior written notice.
          Mr. Greene’s initial annual base salary was $150,000. He is entitled to receive annually an increase in salary as may be determined by the board of directors. In addition to his salary, Mr. Greene will receive customary perquisites and will be eligible for such incentives and performance bonuses as may be authorized by the board of directors in its sole discretion. If Mr. Greene’s employment is terminated without cause he will be entitled to severance pay equal to three times his salary. Assuming a hypothetical not-for-cause termination as of December 31, 2006, we would have had to pay him $495,000. If his employment is terminated for cause he will be entitled to six months of his salary. Assuming a hypothetical for-cause termination as of December 31, 2006, we would have had to pay him $82,500.
          If Mr. Greene’s employment is terminated within one year after a change in control transaction (except for a “for cause” termination), he will be entitled to receive his salary through the month of the termination and severance pay equal to three times his then existing base salary. Assuming such a hypothetical termination as of December 31, 2006, we would have had to pay him $495,000. Mr. Greene may also leave the bank’s employ within 90 days after a change in control, in which case he would be entitled to the severance payment. This payment is in addition to other amounts owed to Mr. Greene pursuant to the agreement.

          Mr. Greene’s employment agreement provides that in the event of his termination from employment, he will not work in a similar capacity for a competing banking business within Cleveland, Georgia or White County, Georgia for a period of six months (in the event of a termination with cause) or 12 months (in the event of a termination without cause). Mr. Greene will also be restricted on the disclosure and use of our confidential information and trade secrets. In addition, he will be restricted in his ability to solicit bank employees or bank customers.
Employment Agreement with Donald E. Allison
          Our bank subsidiary has entered into an employment contract with Donald E. Allison whereby Mr. Allison is employed as its Executive Vice President and Chief Credit Officer. Mr. Allison’s contract has an initial term of five years and will be automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 90 days prior written notice.
          Mr. Allison’s initial annual base salary was $130,000. He is entitled to receive annually an increase in salary as may be determined by the board of directors. In addition to his salary, Mr. Allison will receive customary perquisites and will be eligible for such incentives and performance bonuses as may be authorized by the board of directors in its sole discretion. If Mr. Allison’s employment is terminated without cause he will be entitled to severance pay equal to one time his salary. Assuming a hypothetical not-for-cause termination as of December 31, 2006, we would have had to pay him $145,000. If his employment is terminated for cause he will be entitled to six months of his salary. Assuming a hypothetical for-cause termination as of December 31, 2006, we would have had to pay him $72,500.
          If Mr. Allison’s employment is terminated within one year after a change in control transaction (except for a “for cause” termination), he will be entitled to receive his salary through the month of the termination and severance pay equal to three times his then existing base salary. Assuming such a hypothetical termination as of December 31, 2006, we would have had to pay him $435,000. This payment is in addition to other amounts owed to Mr. Allison pursuant to the agreement.
          Mr. Allison’s employment agreement provides that in the event of his termination from employment, he will not work in a similar capacity for a competing banking business within Cleveland, Georgia or White County, Georgia for a period of six months (in the event of a termination with cause) or 12 months (in the event of a termination without cause). Mr. Allison will also be restricted on the disclosure and use of our confidential information and trade secrets. In addition, he will be restricted in his ability to solicit bank employees or bank customers.
Stock Option Plan
          We have a stock option plan that is intended to advance our interests and our shareholders’ interest by providing selected employees a sense of proprietorship and personal involvement and to encourage employees to remain with and devote their best efforts to our bank.
          The plan is administered by the board of directors or a compensation committee established by the board. The options may be incentive stock options or non-qualified options. The price at which a stock option is exercisable cannot be less than the fair market value of our common stock on the date of the grant as determined in good faith by our board of directors.
          Options granted under the plan will be exercisable in whole or in part, from time to time, before their termination, by paying the full option price in cash, in shares of our common stock previously held by the optionee, or a combination thereof.
          Any option that is granted under the plan will expire not later than the date that is 10 years from the date the option is granted or such earlier date as will be set by the board of directors when an option is granted.
          Incentive stock options will not be granted to any individual pursuant to the plan if the effect of such grant would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options). An optionee may exercise options for the purchase of shares valued in excess of $100,000 (determined at the time of the grant of the options) in a calendar year, but only if the right to exercise such excess options first become available in prior calendar years.
          No optionee owning more than 10% of the combined voting power of all classes of our capital stock then outstanding may purchase our common stock pursuant to incentive stock options under the plan for less than one hundred ten percent (110%) of its fair market value on the date of grant nor may any option granted to such a person be exercisable on a date later than five years from the date of grant.
          The total number of shares on which options may be granted under the plan and option rights (both as to the number of shares and the option price) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, combination or exchange of shares. Upon dissolution or liquidation of the Bank, each option granted under the plan will terminate. The grant of an option pursuant to the plan will not in any way affect our right or power to make adjustments, reclassifications, or changes of our capital or business structure, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of its business or assets.
          Our board of directors will have the right at any time to amend or terminate the plan. The plan is scheduled to terminate on May 4, 2014. However, no amendments may be made to the plan without the approval of our shareholders (except for amendments resulting from changes in our capitalization) which:
•	increase the total number of shares for which options may be granted under the plan;

•	change the minimum purchase price for the options;

•	affect any outstanding option or any unexercisable right thereunder;

•	extend the option period; or

•	extend the termination date of the plan.
Compensation of Directors
          In connection with our bank’s organization in 2004 the bank issued a total of 262,500 warrants to our directors as compensation for the financial risk they took during our organizational period. We assumed these warrants when the bank reorganized into a holding company structure in 2005. Each warrant now entitles the holder to purchase one share of our common stock for $8.00. The warrants expire September 17, 2013 unless sooner exercised or forfeited. The warrants discussed above are separate and distinct from warrants that were issued generally to purchasers of common stock in the bank’s initial offering, which were also assumed by us in connection with the bank’s reorganization into a holding company structure.
          Except as described above, our directors have received no fees, bonuses or payments for their service on the board of directors. We may not separately compensate our directors for their service as directors until we have earned a cumulative profit. Thereafter, we may pay director fees or compensate our directors in other manners.
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth the beneficial ownership of our common stock as of June 30, 2007, by each of our directors, each of the executive officers identified in the Summary Compensation Table above, and all of such directors and executive officers as a group. The address for each individual identified in the table below is c/o Mountain Valley Bancshares, Inc., 136 North Main Street, Cleveland, Georgia 30528. Except as set forth in the following table, we know of no person who beneficially owns more than 5% of our common stock.

	Number of shares of
	common stock
Name of beneficial owner	beneficially owned (1)		Percentage
R. Keith Alexander	34,375	(2)	1.7%
Donald E. Allison	85,310	(3)	4.2%
B. David Barrett	67,000	(4)	3.4%
C. Lamar Black	135,750	(5)	6.9%
E. Ray Black, Sr.	129,982	(6)	6.5%
Joel R. Campbell	79,000	(7)	4.0%

	Number of shares of
	common stock
Name of beneficial owner	beneficially owned (1)		Percentage
John Clifford Cox, Sr.	45,038	(8)	2.3%
Marc J. Greene	110,517	(9)	5.4%
Aubrey H. McIntyre	62,333	(10)	3.1%
June W. Parks	34,375	(11)	1.7%
R. Gerald Sims	75,750	(12)	3.8%
All current directors and executive officers as a group (11 persons)	859,430	(13)	36.7%

(1)	The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options.

(2)	Includes warrants to purchase 15,625 shares at $8.00 per share.

(3)	Includes options to purchase 50,600 shares at $8.00 per share. Also includes 710 shares held by Mr. Allison as a custodian for his children.

(4)	Includes warrants to purchase 25,000 shares at $8.00 per share.

(5)	Includes warrants to purchase 43,750 shares at $8.00 per share. Also includes 7,500 shares held by Mr. Black’s spouse. Mr. Black disclaims beneficial ownership of the shares held by his spouse.

(6)	Includes warrants to purchase 43,750 shares at $8.00 per share. Also includes 1,616 shares held by Mr. Black’s spouse. Mr. Black disclaims beneficial ownership of the shares held by his spouse.

(7)	Includes warrants to purchase 31,250 shares at $8.00 per share.

(8)	Includes warrants to purchase 18,750 shares at $8.00 per share.

(9)	Includes warrants to purchase 18,750 shares at $8.00 per share and options to purchase 63,250 shares at $8.00 per share. Also includes 1,000 shares held by Mr. Greene as custodian for his children and 250 shares held by Mr. Greene’s spouse. Mr. Greene disclaims beneficial ownership of the shares held by his spouse.

(10)	Includes warrants to purchase 18,750 shares at $8.00 per share. Also includes 4,625 shares held by Mr. McIntyre’s spouse. Mr. McIntyre disclaims beneficial ownership of the shares held by his spouse.

(11)	Includes warrants to purchase 15,625 shares at $8.00 per share.

(12)	Includes warrants to purchase 31,250 shares at $8.00 per share. Also includes 7,000 shares held by his company.

(13)	Includes warrants to purchase 262,500 shares at $8.00 per share and options to purchase 113,850 shares at $8.00 per share.
Related Party Transactions
          From time to time our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, may have banking transactions in the ordinary course of business with the Bank. The Bank’s policy is that any loans or other transactions with those persons or entities (a) are made in accordance with applicable law and the Bank’s lending policies, (b) are made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and (c) do not involve more than the normal risk of collectibility or present other unfavorable features to the Bank. In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction. As of

December 31, 2006, the amount of credit extended to directors, executive officers and their affiliates was approximately $4.5 million, or approximately 5.3% of our consolidated shareholders’ equity.
          Our bank has entered into a lease for its North Hall branch with a partnership that is owned by our directors. Under the terms of the lease, the bank pays rent to the partnership of $11,000 per month. The lease term is 20 years with the possibility of two five-year extensions. We believe that the terms of this lease are consistent with market standards for leases of similar properties.
Description of Capital Stock
General
          Our articles of incorporation authorize us to issue up to 5,000,000 shares of our common stock, which has no par value. We currently have 1,963,509 shares outstanding. This excludes outstanding options to purchase 156,455 shares of common stock at a weighted average exercise price of $8.14 and outstanding warrants to purchase 262,500 shares of common stock at a exercise price of $8.00. After the offering, and without considering shares that may be issued in connection with the exercise of outstanding options or warrants, a maximum of 2,320,514 shares will be outstanding.
          All shares of our common stock will be entitled to share equally in dividends when, as and if our board of directors declares dividends, and on our liquidation or dissolution, whether voluntary or involuntary, to share equally in all of our assets available for distribution to our shareholders. We cannot assure that we will pay any cash dividends on our common stock in the near future. See “Dividend Policy.” Each holder of our common stock will be entitled to one vote for each share owned on all matters submitted to our shareholders. Holders of our common stock will not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to our common stock. All shares of our common stock issued in accordance with the terms of this offering as described in this prospectus will be fully paid and non-assessable.
Shares Held by Affiliates
          All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, as amended, except for shares our officers and directors purchase. Our officers and directors are affiliates under the securities laws and, as a result, their shares will be subject to certain resale restrictions.
          An active public market for our common stock may not exist at any time after this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in our common stock may not be able to do so except in an illiquid market or by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.
Certain Provisions of our Articles of Incorporation and Bylaws
Staggered Terms for Board of Directors
          Our articles of incorporation provide that our board of directors will be divided into three classes: class I, class II and class III. Each class is as nearly equal in number as possible. The directors in each class hold office for staggered terms of three years each after initial terms of one year, two years and three years, respectively. For more information regarding the classification of our directors, including a listing of directors by class, please see “Classification of Board of Directors” at page 40.
Limitation of Liability
          Article 11 of our articles of incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to us and to our shareholders for breach of a duty as a director. There is no elimination of liability for:
•	a breach of duty involving appropriation of our business opportunities;

•	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	a transaction from which the director receives an improper material tangible personal benefit; or

•	the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, which deal with unlawful distributors of corporate assets to shareholders.
          Article 11 does not eliminate or limit our right or our shareholders’ right to seek injunctive or other equitable relief not involving monetary damages.
          We adopted certain provisions of the Georgia Business Corporation Code that allow Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included these provisions to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We also included these provisions to enhance our ability to obtain liability insurance for our directors at a reasonable cost. While we have obtained liability insurance covering actions our directors take in their capacities as directors, our board of directors believes that the current directors’ liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. Our board of directors believes that our limitation of directors’ liability will enable us to obtain such insurance in the future on terms more favorable than if such a provision were not included in our articles of incorporation.
Indemnification
          Our bylaws contain certain indemnification provisions that provide that our directors, officers, employees and agents will be indemnified against expenses they actually and reasonably incur if they are successful on the merits of a claim or proceeding. When a case or dispute is not determined ultimately on its merits, the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. A director meets the applicable standard of conduct if the director acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Our board of directors, our shareholders or our independent legal counsel determines whether the applicable standard of conduct has been met in each specific case.
          Our bylaws also provide that the indemnification rights are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that described in our bylaws if we choose to do so, subject to our shareholders’ approval. We may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages.
          The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.
          We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which such directors or officers may seek indemnification from us.
          We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of directors, officers and controlling persons for violations of the Securities Act of 1933 is against public policy and is therefore unenforceable. In the event that a claim for indemnification against such liabilities other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
Legal Matters
          Miller & Martin PLLC, Atlanta, Georgia will pass upon the validity of our common stock being offered by this prospectus.

Experts
          Our financial statements as of, and for the years ended, December 31, 2006 and 2005, set forth herein have been so included in reliance on the report of Cherry, Bekaert & Holland, L.L.P., registered independent public accounting firm, given on the authority of that firm as experts in accounting and auditing.
Where You Can Find Additional Information
          We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits. The registration statement may be examined at, and copies of the registration statement may be obtained at prescribed rates from the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of such site is http://www.sec.gov.
          As of the date of this prospectus we are a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year is the calendar year.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS AS OF
March 31, 2007 AND DECEMBER 31, 2006

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets

Cash and due from banks	$1,556,473	$1,745,107
Federal funds sold	2,306,000	467,000
Securities available-for-sale, at fair value	15,139,895	15,672,761
Securities held-to-maturity	997,300	996,913
Federal Home Loan Bank stock, at cost	304,400	217,600
Loans, net	95,585,062	83,615,031
Premises and equipment, net	2,284,893	2,272,925
Accrued interest receivable	892,511	788,527
Other assets	444,205	427,316

	$119,510,739	$106,203,180

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$6,690,416	$5,450,394
Interest-bearing	86,740,137	76,984,500

Total deposits	93,430,553	82,434,894
Other borrowings	9,486,769	9,074,875
Other liabilities	428,766	337,555

Total liabilities	103,346,088	91,847,324

Shareholders’ equity[1]
Common stock, par value $0.00; 6,250,000 shares authorized; 1,721,212 and 1,602,627 shares issued and outstanding	—	—
Paid-in capital	16,470,336	14,797,474
Retained earnings	(309,409)	(421,731)
Accumulated other comprehensive income (loss)	3,724	(19,887)

Total stockholders’ equity	16,164,651	14,355,856

	$119,510,739	$106,203,180

See Notes to Consolidated Financial Statements.

[1]	Adjusted to reflect the 5-for-4 common stock split effected December 16, 2005.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS
ENDED March 31, 2007 AND 2006
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Interest income
Interest and fees on loans	$1,967,187	$1,362,624
Interest on taxable securities	204,048	86,924
Interest on federal funds sold	8,980	5,454
Interest on deposits in other banks	2,184	2,387

	2,182,399	1,457,389

Interest expense
Interest on deposits	957,225	582,515
Interest on other borrowings	141,536	43,881

	1,098,761	626,396

Net interest income	1,083,638	830,993

Provision for loan losses	94,300	41,000
Net interest income after provision for loan losses	989,338	789,993

Noninterest income
Service charges on deposit accounts	3,344	4,213
Other service charges, commissions and fees	41,471	35,890
Mortgage origination fees	49,005	35,501
Other	116	90

	93,936	75,694

Noninterest expense
Salaries and employee benefits	555,272	344,895
Equipment	53,114	43,460
Occupancy	42,300	36,893
Advertising and marketing	31,682	35,815
Legal and accounting	45,555	30,132
Telephone	8,238	6,666
Supplies	18,915	17,613
Data processing fees	78,025	57,499
Other operating	70,391	45,488

	903,492	618,461

	Three Months Ended March 31,
	2007	2006
Income before income taxes	179,782	247,226

Applicable income taxes	67,460	—

Net income	$112,322	$247,226

Basic earnings per share	$0.07	$0.19

Diluted earnings per share	$0.06	$0.16

See Notes to Consolidated Financial Statements.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE MONTHS
ENDED March 31, 2007 AND 2006
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net income	$112,322	$247,226

Other comprehensive income (loss):
Net unrealized holding gains (losses) arising during period, net of tax (benefit) of $14,471 and ($12,535)	23,611	(20,452)

Total other comprehensive income (loss)	23,611	(20,452)

Comprehensive income	$135,933	$226,774

See Notes to Consolidated Financial Statements.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE three MONTHS
ENDED March 31, 2007 AND 2006
(Unaudited)

	Three Months Ended March 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$112,322	$247,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,793	49,895
Provision for loan losses	94,300	41,000
Stock-based compensation expense	6,612	—
(Increase) in interest receivable	(103,984)	(77,713)
Increase (decrease) in interest payable	26,303	(21,439)
Net other operating activities	47,632	(569,092)

Total adjustments	124,656	(577,349)

Net cash provided by (used in) operating activities	236,978	(330,123)

INVESTING ACTIVITIES
Purchases of securities available for sale	(802,179)	(263,981)
Proceeds from maturities of securities available for sale	1,358,656	169,996
Purchase of Federal home loan bank stock, net	(86,800)	(85,500)
(Increase) decrease in federal funds sold	(1,839,000)	1,609,000
(Increase) in loans, net	(12,064,331)	(10,387,521)
Purchase of premises and equipment	(65,761)	(5,176)

Net cash (used in) investing activities	(13,499,415)	(8,963,182)

FINANCING ACTIVITIES
Increase in deposits	10,995,659	8,894,095
Increase (decrease) in repurchase agreements	793,136	(831,897)
Proceeds from other borrowings	—	1,656,563
Repayment of other borrowings	(381,242)	—
Issuance of common stock, net	1,666,250	96,824

Net cash provided by financing activities	13,073,803	9,815,585

Net increase (decrease) in cash and due from banks	(188,634)	522,280
Cash and due from banks at beginning of year	1,745,107	1,175,092

Cash and due from banks at end of period	$1,556,473	$1,697,372

See Notes to Consolidated Financial Statements.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS
ENDED MARCH 31, 2007
(Unaudited)

					Accumulated
	Common Stock				Other
		Par	Paid-in	Retained	Comprehensive
	Shares	Value	Capital	Earnings	Income (Loss)	Total
Balance, December 31, 2006	1,602,627	$0	$14,797,474	$(421,731)	$(19,887)	$14,355,856
Net income	—	—	—	112,322	—	112,322
Change in fair value of available for sale securities, net of tax of $14,471	—	—	—	—	23,611	23,611
Stock Option Expense	—	—	6,612			6,612
Issuance of common stock for for exercise of warrants	16,075	—	128,600	—	—	128,600
Issuance of common stock	102,510	—	1,537,650	—	—	1,537,650
Secondary offering

Balance, March 31, 2007	1,721,212	$0	$16,470,336	$(309,409)	$3,724	$16,164,651

See Notes to Consolidated Financial Statements.

MOUNTAIN VALLEY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1 – Basis of Presentation and Accounting Estimates
The accompanying condensed consolidated financial statements include the accounts of Mountain Valley Bancshares, Inc. (the “Company”) and its wholly owned subsidiary, Mountain Valley Community Bank (the “Bank”). Significant intercompany transactions and accounts are eliminated in consolidation.
The financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto and the report of registered independent public accounting firm included in the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 12, 2007. The results of operations for the three months ended March 31, 2007, are not necessarily indicative of the results to be expected for the full year.
The financial information included herein reflects all normal recurring adjustments which are, in the opinion of management, necessary to a fair presentation of the financial position and results of operations for interim periods.
Note 2 – Stock-based Compensation
On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Accounting for Share-Based Payment, to account for compensation costs under its stock option plans. The adoption of SFAS No. 123(R) resulted in additional expense in the first three months of 2007 of approximately $6,612, net of tax, relating to the expensing of stock options. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases, and cancellation of existing awards that may occur subsequent to the date of adoption of this standard.
In adopting SFAS No. 123, the Company elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended) (“APB 25”). Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals the market price on the date of grant. Prior to January 1, 2006, the Company only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS 123(R) had been utilized.
Note 3 — Earnings per share
Earnings per share are calculated on the basis of the weighted average number of shares outstanding. As the Company has granted stock options to certain officers and others with the Company, diluted earnings per share has been presented in the Statements of Income.
In the fourth quarter of 2005 the Company’s Board of Directors approved a five-for-four stock split of the Company’s common stock that was effected in the form of a stock split, paid on December 16, 2005 to shareholders of record on December 1, 2005. Share amounts presented on the statement of financial condition have been stated to reflect this transaction, and the transaction has been presented in the statement of shareholders’ equity. Per share information throughout the financial statements and note disclosures reflect this stock split, with prior period amounts being restated to reflect the effects of the stock split.
The following reconciles the numerators and denominators of the basic and diluted earnings per share computations:

	For the Three Months Ended March 31, 2007
		Weighted
		Average Shares-	Per-Share
	Numerator	Denominator	Amount
Net income	$112,322
Basic EPS
Income available to common shareholders	112,322	1,659,983	$0.07
Effect of dilutive securities
Options and Warrants		284,033	(0.01)

Diluted EPS
Income available to common shareholders and assumed conversions	$112,322	1,944,016	$0.06

	For the Three Months Ended March 31, 2006
		Weighted
		Average Shares-	Per-Share
	Numerator	Denominator	Amount
Net income	$247,226
Basic EPS
Income available to common shareholders	247,226	1,287,623	$0.19
Effect of dilutive securities
Options and Warrants		294,811	(0.03)

Diluted EPS
Income available to common shareholders and assumed conversions	$280,826	1,582,434	$0.16

Note 4 — Impact of Recently Adopted or Issued Accounting Standards
In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the consolidated financial statements of the Company.
In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this statement are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a material impact on the consolidated financial statements of the Company.
In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109,” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was adopted by the Company on January 1, 2007. The adoption of FIN 48 did not have a material impact on the consolidated financial statements of the Company.

In September 2006, the FASB issued SFAS 157 “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. SFAS 157 emphasizes that fair value is a market-based measurement and not an entity-specific measurement. It also establishes a fair value hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value. The Company will be required to adopt this statement beginning in 2008. Management of the Company is currently evaluating the potential impact of SFAS 157 on the Company’s consolidated financial statements.
In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 108 (“SAB 108”). SAB 108 expresses the views of the SEC regarding the process of quantifying financial statement misstatements to determine if any restatement of prior financial statements is required. SAB 108 addresses the two techniques commonly used in practice in accumulating and quantifying misstatements, and requires that the technique with the most severe result be used in determining whether a misstatement is material. SAB 108 was adopted by the Company on December 31, 2006. The adoption of SAB 108 did not have a material impact on the consolidated financial statements of the Company.
In February 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The decision to elect the fair value option may be applied instrument by instrument, is irrevocable and is applied to the entire instrument and not to only specified risks, specific cash flows or portions of that instrument. An entity is restricted in choosing the dates to elect the fair value option for an eligible item. Adoption of SFAS 159 is effective for the Company on January 1, 2008. Early adoption is permitted, provided the entity also elects to apply the provisions of SFAS 157 “Fair Value Measurements”. Management of the Company is currently evaluating the potential impact of SFAS 159 on the Company’s consolidated financial statements.
Note 5 – Commitments and Contingencies
In the ordinary course of business, the Bank may enter into off-balance sheet financial instruments, which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.
The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements. At March 31, 2007, the Company had outstanding commitments approximating $20.7 million.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.
The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

Report of Independent Registered Public Accounting Firm
The Board of Directors
Mountain Valley Bancshares, Inc.
Cleveland, Georgia
We have audited the accompanying consolidated balance sheets of Mountain Valley Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mountain Valley Bancshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and cash flows, for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Cherry Bekaert & Holland, L.L.P.
Atlanta, Georgia
April 10, 2007

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS AS OF
DECEMBER 31, 2006 AND DECEMBER 31, 2005

	December 31, 2006	December 31, 2005
Assets

Cash and due from banks	$1,745,107	$1,175,092
Federal funds sold	467,000	2,222,000
Securities available for sale, at fair value	15,672,761	7,967,749
Securities held-to-maturity	996,913	1,493,701
Federal home loan bank stock, at cost	217,600	132,100
Loans, net	83,615,031	59,284,542
Premises and equipment, net	2,272,925	2,341,178
Accrued interest receivable	788,527	407,159
Other assets	427,316	24,138

	$106,203,180	$75,047,659

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$5,450,394	$4,254,589
Interest-bearing	76,984,500	60,623,819

Total deposits	82,434,894	64,878,408
Other borrowings	9,074,875	1,297,924
Other liabilities	337,555	582,456

Total liabilities	91,847,324	66,758,788

Commitments and contingencies
Shareholders’ equity[2]
Common stock, no par value; 6,250,000 shares authorized; 1,602,627 and 1,280,962 shares issued and outstanding	—	—
Paid-in capital	14,797,474	10,198,631
Retained earnings	(421,731)	(1,728,751)
Accumulated other comprehensive loss	(19,887)	(181,009)

Total shareholders’ equity	14,355,856	8,288,871

	$106,203,180	$75,047,659

See Notes to Consolidated Financial Statements.

[2] Adjusted to reflect the 5-for-4 common stock split effected December 16, 2005.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Interest income
Interest and fees on loans	$6,641,503	$3,490,990	$545,035
Interest on taxable securities	512,987	345,833	89,187
Interest on federal funds sold	44,197	20,944	93,208
Interest on deposits in other banks	16,967	31,918	2,871

	7,215,654	3,889,685	730,301

Interest expense
Interest on deposits	3,126,667	1,556,258	344,668
Interest on other borrowings	286,740	45,459	—

	3,413,407	1,601,717	344,668

Net interest income	3,802,247	2,287,967	385,633
Provision for loan losses	261,000	588,000	354,000
Net interest income after provision for loan losses	3,541,247	1,699,968	31,633

Noninterest income
Service charges on deposit accounts	29,967	14,495	2,825
Other service charges, commissions and fees	178,813	110,354	44,026
Mortgage origination fees	122,776	78,993	61,602
Other	2,392	1,237	(538)

	333,948	205,079	107,915

	2006	2005	2004
Noninterest expense
Salaries and employee benefits	1,691,509	1,183,488	895,712
Equipment	183,468	166,357	92,489
Occupancy	130,880	139,821	113,599
Advertising and marketing	132,437	81,429	58,685
Legal and accounting	98,226	87,048	40,706
Telephone	27,073	20,057	17,629
Supplies	75,328	64,346	74,519
Data processing fees	270,046	161,947	78,109
Other operating	231,079	180,724	316,681

	2,840,046	2,085,217	1,688,129

Income (loss) before income taxes	1,035,149	(180,170)	(1,548,581)

Applicable income taxes	(271,871)	—	—

Net income (loss)	$1,307,020	$(180,170)	$(1,548,581)

Earnings (loss) per share[1]:

Basic	$0.95	$(0.14)	$(1.22)

Diluted	$0.79	$(0.14)	$(1.22)

[1] Adjusted to reflect the 5-for-4 common stock split effected December 16, 2005.
See Notes to Consolidated Financial Statements.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Net income (loss)	$1,307,020	$(180,170)	$(1,548,581)

Other comprehensive income (loss):

Net unrealized holding gains (losses) arising during period, net of tax	161,122	(136,685)	(44,324)

Comprehensive income (loss)	$1,468,142	$(316,855)	$(1,592,905)

See Notes to Consolidated Financial Statements.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

					Accumulated
					Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Par Value	Capital	Earnings	Income (Loss)	Total
Balance, December 31, 2003	—	$—	$—	$—	$—	$—
Issuance of common stock	1,012,000	—	10,070,955	—	—	10,070,955
Net income (loss)	—	—	—	(1,548,581)	—	(1,548,581)
Other comprehensive income (loss)	—	—	—	—	(44,324)	(44,324)
Issuance of common stock for exercise of warrants	650	—	6,500	—	—	6,500

Balance, December 31, 2004	1,012,650	$—	$10,077,455	(1,548,581)	(44,324)	$8,484,550
Net income (loss)	—	—	—	(180,170)	—	(180,170)
Other comprehensive income (loss)	—	—	—	—	(136,685)	(136,685)
Issuance of common stock for exercise of warrants	7,640	—	75,400	—	—	75,400
Issuance of common stock for 5 for 4 split	255,673	—	(48)	—	—	(48)
Issuance of common stock for stock options	4,999	—	45,824	—	—	45,824

Balance, December 31, 2005	1,280,962	$—	$10,198,631	$(1,728,751)	$(181,009)	$8,288,871
Net income	—	—	—	1,307,020	—	1,307,020
Change in fair value of available for sale securities, net of tax	—	—	—	—	161,122	161,122
Stock Option Expense	—	—	57,148	—	—	57,148
Issuance of common stock for stock options	416	—	3,328	—	—	3,328
Issuance of common stock for exercise of warrants	31,212	—	249,696	—	—	249,696
Issuance of common stock secondary offering	290,037	—	4,288,671	—	—	4,288,671

Balance, December 31, 2006	1,602,627	$—	$14,797,474	$(421,731)	$(19,887)	$14,355,856

See Notes to Consolidated Financial Statements.

MOUNTAIN VALLEY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$1,307,020	$(180,170)	$(1,548,581)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	206,110	197,676	123,207
Provision for loan losses	261,000	588,000	354,000
Deferred income taxes	(371,655)	—	—
Stock-based compensation expense	57,148	—	—
Increase in interest receivable	(381,368)	(265,292)	(141,867)
Increase in interest payable	21,785	85,941	56,244
Net other operating activities	(286,020)	676,692	1,037,363

Net cash provided by (used in) operating activities	814,020	1,102,847	(119,634)

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	—	1,486,862	(1,486,862)
Purchases of securities available for sale	(10,118,107)	—	(8,494,176)
Purchases of securities held to maturity	—	—	(1,490,453)
Proceeds from maturities of securities available for sale	2,562,027	340,007	—
Proceeds from maturities of securities held to maturity	496,788	—	—
Purchase of Federal home loan bank stock, net	(85,500)	(132,100)	—
(Increase) decrease in federal funds sold	1,755,000	(227,000)	(1,995,000)
Increase in loans, net	(24,591,489)	(34,035,143)	(26,191,399)
Purchase of premises and equipment	(137,856)	(61,514)	(2,598,382)

Net cash used in investing activities	(30,119,137)	(32,628,888)	(42,256,272)

FINANCING ACTIVITIES
Increase in deposits	17,556,486	31,829,542	33,048,866
Increase in repurchase agreements	6,205,775	—	—
Proceeds from organizational loans	—	—	1,263,174
Payments on organizational loans	—	—	(1,263,174)
Proceeds from other borrowings	1,571,176	—	—
Proceeds from issuance of common stock	4,541,695	121,176	10,077,455

Net cash provided by financing activities	28,875,132	31,950,718	43,126,321

Net increase in cash and due from banks	570,015	424,677	750,415
Cash and due from banks at beginning of year	1,175,092	750,415	—

Cash and due from banks at end of year	$1,745,107	$1,175,092	$750,415

MOUNTAIN VALLEY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1—Nature of business and significant accounting policies
Nature of business
Mountain Valley Bancshares, Inc. (the “Company”) is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, Mountain Valley Community Bank. Mountain Valley Community Bank, Inc. (the “Bank”) is a Georgia corporation formed in 2004 to operate as a financial institution. The Bank is engaged in community banking activities through its location in Cleveland, Georgia. The Bank’s loan portfolio consists primarily of loans granted to customers in the White County, Georgia market area.
The Bank is subject to the regulations of Federal and State banking agencies and is periodically examined by them.
In 2003 the Organizers of the Bank established an organizational entity for the purpose of effecting the process of forming the Bank. The organizational entity incurred certain costs and acquired certain assets in the process of forming the Bank. During 2004 these costs and certain assets were assigned to the Bank through an assumption agreement. All costs incurred by the organizational entity in effecting the process of forming the Bank have been presented in the accompanying statement of operations as 2004 expenses.
The Bank was organized in 2004 and opened for business on May 4, 2004. During 2004, as an organizational entity, the organizers of the Bank commenced a stock offering for the initial capitalization of the Bank. The offering was completed in 2004 with 1,012,000 shares of the Bank’s common stock being sold for $10 per share, raising capital of $10,120,000. The Bank has charged $49,045 of issuance costs against these gross proceeds.
Mountain Valley Bancshares, Inc was incorporated on January 14, 2004 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended and the Georgia Bank Holding Company Act. On October 1, 2005 all outstanding shares of the Bank were exchanged for an equal number of shares of the Company, and the Bank became a wholly-owned subsidiary of the Company.
On December 16, 2005, the Company effected a 5-for-4 stock split of its common stock. Share amounts presented in the statement of financial condition have been stated to reflect this transaction, and the transaction has been presented in the statement of shareholders’ equity. Per share information throughout the financial statements and note disclosures reflect this stock split, with prior period amounts being adjusted to give effect to the stock split. Cash was paid in lieu of fractional shares.
We are currently selling stock in a public offering pursuant to a registration statement that was declared effective by the Securities and Exchange Commission on August 8, 2006. We are offering a total of 800,000 shares at $15.00 per share. Through December 31, 2006 we had sold 290,037 shares for aggregate proceeds of $4,350,555. Expenses of the offering through December 31, 2006, which consist of legal, accounting, printing, marketing and other miscellaneous expenses, have been approximately $61,884.
Significant accounting policies
Basis of presentation: The consolidated financial statements include the accounts of the Company and its subsidiary Bank. Significant inter-company transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Note 1—Nature of business and significant accounting policies (continued)
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant group concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is to customers in the White County, Georgia market area. The ultimate collectibility of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around this area. Many of the Bank’s loan customers are also depositors of the Bank.
Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.
Investment securities: The Bank’s investments in securities are classified and accounted for as follows:
Securities available-for-sale - Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.
Securities held-to-maturity - Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.
The Bank has not classified any securities as trading.
Gains and losses on the sale of securities are determined using the specific-identification method. Dividends and interest income are recognized when earned. A decline in fair value of individual available-for-sale or held-to-maturity securities below cost that is deemed other than temporary results in write-downs of individual securities to their fair value.
Loans and allowance for loan losses: Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest.

Note 1—Nature of business and significant accounting policies (continued)
Loans and allowance for loan losses (continued): Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.
The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Management applies this criterion to all loans identified for evaluation except for smaller-balance homogeneous residential mortgage and consumer installment loans that are collectively evaluated for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.
Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.
Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan.
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.
Foreclosed real estate: Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the property, less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the consolidated financial statements.
Bank premises and equipment: Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line methods over the estimated useful lives of the assets, which range from three to forty years.
Income taxes: Provisions for income taxes are based on amounts reported in the statement of operations after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Earnings per share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share.

Note 1—Nature of business and significant accounting policies (continued)
Employment benefit plan: The Bank has established a contributory 401(K) plan. Contributions are based on individual salary amounts, not to exceed amounts that can be deducted for Federal income tax purposes.
Fair value of financial instruments: The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.
Cash and due from banks, Federal funds sold and interest-bearing deposits in banks - Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.
Available-for-sale and held-to-maturity securities — Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.
Loans — Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.
Deposit liabilities, other borrowings and retail agreements — Due to the short-term nature of demand and savings accounts and retail agreements, the estimated fair value of these instruments approximates their carrying amounts. In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.
Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments is the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value and no fair value has been assigned to these instruments.
Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income (loss), are components of comprehensive income (loss).
Stock-based compensation: On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, to account for compensation costs under its stock option plans. The adoption of SFAS No. 123(R) resulted in additional expense in 2006 of $57,148 relating to the expensing of stock options. This expense was included within the $1,691,509 of salaries and employee benefits expense. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases, and cancellation of existing awards that may occur subsequent to the date of adoption of this standard.
In adopting SFAS No. 123(R), the Company elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. The Company continues to use the Black-Scholes option pricing model to estimate the fair value of stock options.
The adoption of SFAS 123(R) had the following effects on the Company’s financial results for the year ended December 31, 2006:

Year ended
December 31, 2006
Income before taxes	(57,148)
Net income	(35,432)
Basic earnings per share	(0.03)
Diluted earnings per share	(0.02)
Note 1 — Nature of business and significant accounting policies (continued)
The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended) (“APB 25”). Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals the market price on the date of grant. Prior to January 1, 2006, the Company only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS 123 had been utilized. The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards for the period ended December 31, 2005.

	2005	2004
Net loss as reported	($180,170)	($1,548,581)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects
	68,000	437,000

Proforma net loss including stock-based compensation cost based on fair-value method	($248,170)	($1,985,581)

Earnings per share:
Basic – as reported	($0.14)	($1.22)
Basic — proforma	($0.19)	($1.57)

Diluted – as reported	($0.14)	($1.22)
Diluted – proforma	($0.19)	($1.57)
New accounting pronouncements: In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments. SFAS 155 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 permits the fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. Further, it clarifies which interest-only strips and principal-only strips are not subject to SFAS 133 requirements. It also establishes a requirement to evaluate interests in securitized financial assets to identify interest in freestanding derivatives and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. Last, it eliminates the prohibition on a qualifying special purpose entity from holding a derivative financial instrument pertaining to a beneficial interest other than another derivative financial instrument. The Company will be required to adopt this standard in 2007. The adoption of SFAS 155 is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.
In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109,” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is required to be adopted by the Company on January 1, 2007. Management does not expect that the impact of this Interpretation will be material to the Company’s financial condition, results of operations, or liquidity.
In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. SFAS 157 emphasizes that fair value is a market-based measurement and not an entity-specific measurement. It also establishes a fair value hierarchy used in fair value measurements and expands the required disclosures of assets and liabilities measured at fair value. The Company will be required to adopt this statement beginning in 2008. The adoption of this standard is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.
In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The decision to elect the fair value option may be applied instrument by instrument, is irrevocable, and is applied to the entire instrument and not to only specified risks, specific cash flows or portions of that instrument. An entity is restricted in choosing the dates to elect the fair value option for an eligible item. Adoption of SFAS 159 is effective for the Company on January 1, 2008. Early adoption is permitted, provided the entity also elects to apply the provisions of SFAS 157, “Fair Value Measurements”. Management of the Company is currently evaluating the potential impact of SFAS 159 on the Company’s financial condition, results of operations, and liquidity.
Note 2 — Investment securities
The amortized cost and fair value amounts of securities owned as of December 31, 2006 and 2005 are shown below:

	2006
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
United States Agency	$14,601,723	$72,432	$(109,732)	$14,604,423
Mortgage-backed	1,103,114	—	(34,776)	1,068,338

	$15,704,837	$72,432	$(104,508)	$15,672,761

Securities held-to-maturity:
United States Agency	$996,913	$—	$(18,713)	$978,200

	2005
	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
United States Agency	$6,486,515	$—	$(125,065)	$6,361,450
Mortgage-backed	1,662,243	—	(55,944)	1,606,299

	$8,148,758	$—	$(181,009)	$7,967,749

Securities held-to-maturity:
United States Agency	$1,493,701	$—	$(27,601)	$1,466,100

Note 2 — Investment securities (continued)
The amortized cost and fair value of securities as of December 31, 2006, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities		Securities
	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
One year or less	$2,499,856	$2,478,950	$—	$—
After one year through five years	5,801,381	5,771,520	996,913	978,200
After five years through ten years	6,300,486	6,353,952	—	—
After ten years	—	—	—	—
Mortgage-backed	1,103,114	1,068,339	—	—

	$15,704,837	$15,672,761	$996,913	$978,200

There were $5,639,369 and $4,143,890 of securities pledged to secure public deposits or for other purposes at December 31, 2006 and 2005, respectively. There were no net realized gains (losses) on sales of securities during 2006 or 2005. There were $5,596,950 of securities pledged for a structured repurchase that was entered into in 2006.
Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2006
	Less Than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Loss	Value	Loss	Value
Securities Available-for-Sale:
United States Agency	17,771	2,249,502	51,961	3,940,200
Mortgage-backed			34,776	1,068,339

	17,771	2,249,502	86,737	5,008,539

Securities Held-to-Maturity:

United States Agency	0		18,713	978,200

	2005
	Less Than		Over
	Twelve Months		Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Loss	Value	Loss	Value
Securities Available-for-Sale:
United States Agency	9,650	490,350	115,415	5,871,100
Mortgage-backed	—	—	55,944	1,606,299

	9,650	490,350	171,359	7,477,399

Securities Held-to-Maturity:
United States Agency	6,014	492,300	21,587	973,800

Management evaluates securities for other-than-temporary impairment on a periodic basis, more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2006 and 2005, the gross unrealized losses are primarily the result of changes in market interest rates. Each of the securities are U.S. agency debt securities, including mortgage-backed securities. As the Bank has the ability to hold the securities for the foreseeable future, no declines are deemed to be other-than-temporary.
Note 3 — Loans
The composition of loans at December 31, 2006 and 2005 is summarized as follows:

	2006	2005
Commercial and industrial	$6,155,806	$4,049,172
Construction	28,488,393	17,500,060
Real estate	47,925,534	37,047,223
Consumer	2,134,840	1,650,748

	84,704,573	60,247,203
Unearned income	(65,141)	(98,977)

	84,639,432	60,148,226
Allowance for loan losses	(1,024,401)	(863,684)

Loans, net	$83,615,031	$59,284,542

Note 3 — Loans (continued)
Changes in the allowance for loan losses were as follows:

	2006	2005	2004
Balance at beginning of the year	$863,684	$330,289	—
Provision charged to operations	261,000	588,000	$354,000
Recoveries	20,277	50,309	—
Loans charged off	(120,560)	(104,914)	(23,711)

Balance at end of the year	$1,024,401	$863,684	$330,289

There were $101,696 and $0 of loans for which the accrual of interest had been discontinued or reduced at December 31, 2006 and 2005, respectively. During 2006 and 2005 there was no significant reduction in interest income associated with non-accrual or renegotiated loans. There were no loans identified as impaired under SFAS 114 at December 31, 2005 or 2004.
At December 31, 2006, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of $4,490,596. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for 2006, 2005, and 2004:

	2006	2005	2004
Balance at beginning of the year	$3,410,463	$3,650,754	$—
Advances	2,713,203	1,357,223	4,798,713
Repayments	(1,633,070)	(1,597,514)	(1,147,959)

Balance at end of the year	$4,490,596	$3,410,463	$3,650,754

Note 4 — Foreclosed real estate
The Bank had no foreclosed real estate at the years ended December 31, 2006 and 2005.

Note 5 — Premises and equipment
Bank premises and equipment consists of the following at December 31, 2006 and 2005:

	2006	2005
Land	$600,000	$600,000
Building and improvements	1,430,110	1,417,005
Equipment, furniture, and fixtures	764,535	639,784

Total cost	$2,794,645	$2,656,789

Less accumulated depreciation	(521,720)	(315,611)

Premises and equipment, net	$2,272,925	$2,341,178

Depreciation expense for the years ended December 31, 2006 and 2005 was $206,110 and $195,511, respectively.
Note 6 — Deposits
At December 31, 2006, the scheduled maturities of time deposit liabilities were as follows:

2007	$45,224,028
2008	5,999,670
2009	758,903
2010	236,270
2011	977,178

$53,196,049

Note 7 — Shareholders’ equity and regulatory requirements
The primary source of funds available to the Company is the payment of dividends by the subsidiary Bank. Banking regulations limit the amount of dividends that may be paid by the Bank. The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Note 7 — Shareholders’ equity and regulatory requirements (continued)
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 2006, the Bank met all capital adequacy requirements to which it is subject.
As of December 31, 2006, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are also presented in the table.

					To Be Well-
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total capital (to risk weighted assets)	10,782,000	12.30%	7,013,680	8%	8,767,100	10%
Tier I Capital (to risk weighted assets)	9,758,000	11.13%	3,506,840	4%	5,260,260	6%
Tier I Capital (to average assets	9,758,000	9.24%	4,223,320	4%	5,279,150	5%

As of December 31, 2005
Total capital (to risk weighted assets)	9,173,000	15.27%	4,805,763	8%	6,007,203	10%
Tier I Capital (to risk weighted assets)	8,411,000	14.00%	2,403,143	4%	3,604,714	6%
Tier I Capital (to average assets	8,411,000	11.46%	2,935,777	4%	3,669,721	5%
The consolidated actual amounts and ratios were not materially different from the Bank’s amounts and ratios as of December 31, 2005. In 2006, Mountain Valley Bancshares, Inc. sold stock under a secondary stock offering. This increased the ratios for the holding company. The consolidated capital amounts and ratios for December 31, 2006 are presented in the table below:

					To Be Well-
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total capital (to risk weighted assets)	15,342,996	17.50%	8,518,768	8%	10,648,460	10%
Tier I Capital (to risk weighted assets)	14,318,596	16.33%	4,259,384	4%	6,389,076	6%
Tier I Capital (to average assets	14,318,596	13.45%	4,259,384	4%	5,324,230	5%

Note 7 — Shareholders’ equity and regulatory requirements (continued)
During 2004 the Bank adopted the 2004 Stock Option Plan (the “Plan”) for eligible directors, officers, and key employees of the Bank. Options are granted to purchase common shares at a price not less than the fair value of the common stock at the date of grant, with fair value being established by the Board of Directors. The Bank has reserved and made available under the Plan 253,000 shares of the Bank’s common stock.
The Plan provides for the grant of both incentive and nonqualified stock options. The Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements, and the number of shares covered by each option.
Presentation of pro forma information regarding net income (loss) and earnings (loss) per share is presented in Note 1 to the financial statements, and has been determined as if the Company had accounted for the Plan under the fair value method of that Statement. The fair value for these options was estimated using the following assumptions:

	2005	2004
Dividend yield	0.0%	0.0%
Volatility	20.0%	20.0%
Risk-free rate	4.17-4.46%	4.13-4.73%
For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option’s vesting period. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.
The Board of Directors determines vesting requirements at the time options are granted, and generally provide for vesting over a three year period. The Plan provides that vesting may not exceed ten years.
A summary of the Company’s stock option activity, and related information, for the years ended December 31, 2006 and 2005 follows. Exercise price per share information is based on weighted averages.

	2006		2005		2004
		Exercise		Exercise		Exercise
		Price		Price		Price
	Options	Per Share	Options	Per Share	Options	Per Share
Outstanding at beginning of year	157,705	$8.24	166,350	$8.00	—	$—
Granted	—	—	24,687	10.76	167,913	8.00
Exercised	416	8.00	5,727	8.00	—	—
Forfeited	834	8.00	27,605	9.11	1,563	8.00

Outstanding at end of year	156,455	$8.23	157,705	$8.24	166,350	$8.00

Note 7 — Shareholders’ equity and regulatory requirements (continued)
Stock options exercisable and the weighted-average exercise price at December 31, 2006 and 2005 follow:

	2006	2005
Options	138,430	123,955
Weighted-average exercise price	$8.11	$8.00
At December 31, 2006, options outstanding have exercise prices ranging from $8.00 to $13.00 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2006 and 2005 was approximately 89 and 101 months, respectively.
During 2004 the Bank adopted the Stock Warrant Plan for the purpose of granting warrants to the organizing directors of the Bank and for the granting of warrants to purchasers of the Bank’s initial stock offering. The Bank granted one warrant to each organizing director for each share of stock bought by the director in the Bank’s initial stock offering. In addition, each purchaser of the Bank’s common stock in the initial offering (including the organizing directors) received one warrant for each five shares of common stock purchased. These are now warrants on the stock of the Company.
The Bank granted 262,500 organizer warrants to the organizational directors, representing one warrant for each share purchased. Also, the Bank granted 253,000 warrants in the initial offering to all shareholders. At December 31, 2006, there were 474,050 warrants outstanding.
No further warrants are to be issued by the Bank or the Company. The warrants have an exercise price of $8.00 per share. During 2006 and 2005, 31,212 and 9,425 warrants were exercised, respectively.
Note 8 — Net earnings per share
The computation of basic and diluted earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented, plus, when their effect is dilutive, additional shares assuming the exercise of stock options and warrants, in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share. The Company utilizes the treasury stock method in calculating diluted earnings per share.
In the fourth quarter of 2005 the Company’s Board of Directors approved a five-for-four stock split of the Company’s common stock that was effected in the form of a stock split, paid on December 16, 2005 to shareholders of record on December 1, 2005. Share amounts presented on the statement of financial condition have been stated to reflect this transaction, and the transaction has been presented in the statement of shareholders’ equity. Per share information throughout the financial statements and note disclosures reflect this stock split, with prior period amounts being restated to reflect the effects of the stock split.
The following reconciles the numerators and denominators of the basic and diluted earnings per share computations:

	For the Year Ended December 31, 2006
		Weighted
		Average	Per-
		Shares-	Share
	Numerator	Denominator	Amount
Net income	$1,307,020
Basic EPS
Income available to common shareholders	1,307,020	1,371,908	$0.95

Effect of dilutive securities
Options and warrants		291,281	(0.17)

Diluted EPS
Income available to common shareholders and assumed conversions	$1,307,020	1,663,189	$0.79

	For the Year Ended December 31, 2005
		Weighted
		Average	Per-
		Shares-	Share
	Numerator	Denominator	Amount
Net income (loss)	($180,170)
Basic EPS
Income available to common shareholders	(180,170)	1,272,231	$(0.14)

Effect of dilutive securities
Options and warrants		—	—

Diluted EPS
Income available to common shareholders and assumed conversions	($180,170)	1,272,231	$(0.14)

	For the Year Ended December 31, 2004
		Weighted
		Average	Per-
		Shares-	Share
	Numerator	Denominator	Amount
Net income (loss)	($1,548,581)
Basic EPS
Income available to common shareholders	(1,548,581)	1,265,813[1]	$(1.22)

Effect of dilutive securities
Options and warrants		—	—

Diluted EPS
Income available to common shareholders and assumed conversions	($1,548,581)	1,265,813	$(0.22)

[1]	Adjusted to reflect the 5-for-4 common stock split effected December 16, 2006.
For the years ended December 31, 2005 and 2004, the Company excluded from the loss per share calculations all common stock equivalents because their effect on loss per share was antidilutive. These common stock equivalents, consisting of options and warrants, totaled 173,892 and 132,716 for the years ended December 31, 2005 and 2004, respectively.

Note 9 — Income taxes
The components of income tax (benefit) expense for the years ended December 31, 2006, 2005 and 2004, are as follows:

	2006	2005	2004
Current	$99,784	—	—
Deferred	(47,714)	(63,000)	(602,263)
Benefit from operating loss carryforwards	341,322	—	—
Change in valuation allowance	(665,263)	63,000	602,263

	$(271,871)	—	—

The difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to earnings (loss) before taxes for the years ended December 31, 2006, 2005 and 2004, is as follows:

	2006	2005	2004
Pretax income (loss) at statutory rate	$351,951	(61,258)	(526,518)
State tax net of federal benefit	23,476	—	—
Change in valuation allowance	(665,263)	63,000	602,263
Other	17,965	(1,742)	75,745

	$(271,871)	—	—

The following summarizes the components of deferred taxes at December 31, 2006 and 2005.

	2006	2005
Deferred income tax assets:
Allowance for loan losses	$356,574	304,425
Pre-opening expenses	36,494	67,775
Operating loss carryforwards and credits	20,868	355,640
Total gross deferred income tax assets	413,936	737,840
Less valuation allowance	—	(665,263)

Total deferred income tax assets	413,936	62,577

Deferred income tax liability consisting of premises and equipment	42,281	62,577

Net deferred income tax assets	$371,655	—

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. Prior to 2006, a valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets was dependent on future taxable income. During 2006, the Company determined that the realization of the net deferred asset was more likely than not; therefore, the valuation allowance was eliminated. This determination was based on current earnings and projections of future earnings.

Note 10 — Commitments and contingencies
In the ordinary course of business, the Bank may enter into off-balance sheet financial instruments, which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable.
The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements. Following is an analysis of significant off-balance sheet financial instruments at December 31, 2006:

Commitments to extend credit	$19,413
Standby letters of credit	$540

$19,953

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.
The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.
Note 11 — Fair value of financial instruments
The estimated fair values of the Bank’s financial instruments, for those instruments for which the Bank’s management believes estimated fair value does not by nature approximate the instruments’ carrying amount, were as follows at December 31, 2006 and 2005 (in millions).

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Loans and loans held for sale, net	$83.6	$83.8	$59.3	$59.7

Certificates of deposit	$53.2	$53.5	$28.3	$28.7
Estimated fair value information of investment securities is presented in Note 2 of the financial statements. The Bank has determined that the fair value of loan commitments is not material.

Note 12 — Selected quarterly financial data (unaudited)
The following table sets forth the Bank’s unaudited data regarding operations for each quarter of 2006 and 2005. This information, in the opinion of management, includes all normal recurring adjustments necessary to fairly state the information set forth therein (in thousands, except per-share amounts):

	2006
	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
Interest and dividend income	$1,457,389	$1,709,888	$1,964,528	$2,083,849
Interest expense	626,396	793,188	959,188	1,034,635

Net Interest income	830,993	916,700	1,005,340	1,049,214
Loan loss provision	41,000	95,000	60,000	65,000

Net interest income after loan loss provision	789,993	821,700	945,340	984,214
Noninterest income	75,694	80,843	73,154	104,257
Noninterest expenses	618,461	633,458	737,668	850,459

Income before income taxes	247,226	269,085	280,826	238,012
Provision for income taxes	—	—	—	(271,871)

Net income	$247,226	$269,085	$280,826	$509,883

Basic earnings per common share	$0.19	$0.21	$0.21	$0.33

Diluted earnings per common share	$0.16	$0.17	$0.17	$0.28

	2005
	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
Interest and dividend income	$661,674	$884,814	$1,084,521	$1,258,676
Interest expense	264,119	372,456	449,361	515,781

Net Interest income	397,555	512,358	635,160	742,895
Loan loss provision	165,000	162,000	147,000	114,000

Net interest income after loan loss provision	232,555	350,358	488,160	628,895
Noninterest income	47,431	40,000	58,269	59,375
Noninterest expenses	475,367	540,210	525,805	543,835

Income before income taxes	(195,381)	(149,848)	20,624	144,435
Provision for income taxes	—	—	—	—

Net income	$(195,381)	$(149,848)	$20,624	$144,435

Basic earnings per common share	$(0.15)	$(0.12)	$0.02	$0.11

Diluted earnings per common share	$(0.15)	$(0.12)	$0.01	$0.09

EXHIBIT A
SUBSCRIPTION AGREEMENT
Mountain Valley Bancshares, Inc.
136 North Main Street
Cleveland, GA 30528

Ladies and Gentlemen:
     The undersigned hereby subscribes for and agrees to purchase the number of shares of common stock, no par value (the “Common Stock”), of Mountain Valley Bancshares, Inc., a Georgia corporation (the “Company”), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company’s offering of Common Stock described in its prospectus dated July 27, 2007. (Such prospectus, including any amendments and supplements thereto, is herein called the “Prospectus.”) The undersigned agrees to purchase the shares of Common Stock subscribed for herein for the purchase price of $15.00 per share.
     The undersigned acknowledges receipt of a copy of the Prospectus. The undersigned further acknowledges that an investment in the Common Stock involves significant risks, as set forth under “Risk Factors” in the Prospectus. The undersigned understands that no federal or state agency has made any findings or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Prospectus, or any recommendation or endorsement concerning an investment in the Common Stock. The undersigned represents that the undersigned resides in the State indicated below.
     The undersigned agrees that this subscription is not binding on the Company until the undersigned furnishes to the Company payment for the shares subscribed for and the Company accepts the subscription. The undersigned acknowledges that the Company has the right to reject this Subscription Agreement either in whole or in part, in its sole discretion.

Signature

Signature (for joint ownership)
Print Name(s):

Print Address:

(Please print or type exact name(s) in which the shares should be registered.)
Accepted as of , 200__, as to ___________ shares.
MOUNTAIN VALLEY BANCSHARES, INC.	(When signing as attorney, trustee, administrator or guardian,
By:	please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.)
Name and Title:

*IMPORTANT -	PLEASE COMPLETE THE SUBSTITUTE W-9 AND THE QUESTIONNAIRE REGARDING BANKING INTERESTS ON THE OPPOSITE SIDE OF THIS PAGE.

SUBSTITUTE W-9
          Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date	Signature(s)*

SSN/Taxpayer ID Number	Area Code and Telephone Number
Please indicate the form of ownership desired for the shares:

Individual
Joint Tenants with Right of Survivorship
Tenants in Common
Trust
Corporation
Partnership
Custodian
Other

INFORMATION AS TO BANKING INTERESTS
1.	Please indicate your interest in the following services by checking the appropriate spaces below:

		PERSONAL	BUSINESS
(a)	Checking Account

(b)	Savings Account

(c)	Certificates of Deposit

(d)	Individual Retirement Accounts

(e)	Checking Account Overdraft Protection

(f)	Consumer Loans (auto, etc.)

(g)	Commercial Loans

(h)	Equity Line of Credit

(i)	Mortgage Loans

(j)	Revolving Personal Credit Line

(k)	Safe Deposit Box

(l)	Internet Banking Services

(m)	Cash Management Services

2.	I would like Mountain Valley Community Bank to provide the following additional services:
(a)

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.
800,000 Shares
COMMON STOCK

PROSPECTUS

July 27, 2007